                                                               EXHIBIT (a)(1)(i)


                  FORM OF OFFER TO PURCHASE DATED MAY 10, 2002,
                         INCLUDING FINANCIAL STATEMENTS.

                          OFFER TO PURCHASE FOR CASH BY
                                    ORIG, LLC
                                 OF UP TO 2,000
                          LIMITED PARTNERSHIP INTERESTS
                               OF NTS-PROPERTIES V
                              AT $230 PER INTEREST

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FRIDAY, AUGUST 9, 2002, UNLESS THE OFFER IS EXTENDED.

         A summary of the principal terms of the offer appears on pages ii through iv. You should read this entire document carefully before deciding whether to tender your limited partnership interests.

         If you tender all or any portion of your interests you will be subject to certain risks including:

         - The purchase price is less than the book value, and may be less than the fair market value and liquidation value of the interests.
         - As a result of your tender you may suffer negative tax consequences.
         - There is a conflict of interest between limited partners who tender interests in the Offer, limited partners who do not tender, ORIG, LLC and the general partner of the partnership which creates a risk that the purchase price will be less than the fair value of the interests.
         - As a result of the conflict of interest of the general partner of the Partnership with respect to the Offer, the general partner is not making a recommendation to limited partners with respect to the Offer.

         If you continue to hold all or any portion of your interests you will be subject to certain risks including:

         - There is no developed market for the interests, which may prevent you from being able to liquidate your investment or receive fair value for your investment.
         -        There are restrictions on your ability to transfer interests.
         - Cash distributions have been suspended and may be permanently eliminated.
         - The offer to purchase may result in increased voting control by affiliates of the partnership.
         - The partnership may not be able to pay for necessary capital improvements to partnership properties.
         -        The partnership has no current plans to liquidate.
         - If tenants occupying some of the partnership's properties experience financial difficulties or do not renew their leases, this could harm the partnership's financial operations.
         - There are significant general economic risks associated with investments in real estate.

See "RISK FACTORS."

         QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR ANY OTHER DOCUMENTS RELATING TO THIS OFFER MAY BE DIRECTED TO NTS INVESTOR SERVICES C/O GEMISYS AT (800) 387-7454.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

              THE DATE OF THIS OFFER TO PURCHASE IS MAY 10, 2002.

                               SUMMARY TERM SHEET

THE OFFEROR. ORIG, LLC is making this tender offer. We are a Kentucky limited liability company, affiliated with your general partner and NTS-Properties V, that invests in entities that own commercial and residential real estate properties. See Section 10 of this Offer to Purchase.

OUR OFFER. We are offering to purchase up to 2,000 of the partnership's outstanding interests that are not owned by affiliates of us or the partnership. Currently, there are 30,526 outstanding interests, including interests owned by affiliates of us and the partnership. See the Introduction to this Offer to Purchase.

OUR OFFERING PRICE. We will purchase interests in the offer in cash for $230 per interest. See Section 2 of this Offer to Purchase.

OTHER PARTIES INVOLVED. While we are the only party offering to purchase your interests, we are affiliated with two other parties, J.D. Nichols and Brian F. Lavin, who have made filings with the Securities and Exchange Commission in connection with our offer. Both Mr. Nichols and Mr. Lavin are executive officers of NTS Capital Corporation, which is the corporate general partner of your general partner. Mr. Nichols, who is our manager, is also the sole director of NTS Capital Corporation, and also the managing general partner of your general partner. Mr. Nichols and Mr. Lavin have decision-making authority with regard to your general partner. See Section 11 of this Offer to Purchase.

FACTORS IN DETERMINING OUR OFFERING PRICE. We determined the offering price in our sole discretion. In determining the offering price per interest we considered, among other things, the following:

         - The per-interest price paid to limited partners in previous transactions, such as tender offers by us and the partnership, secondary market transactions in which we purchased interests from limited partners, and third party transactions in which limited partners sold their interests to third parties who are not affiliated with us or the partnership. In February 2000 we purchased 1,604 interests from three limited partners at a price of $265.55 per interest. In April 2001 we purchased 43 interests from two limited partners, who are affiliated with each other, at a price of $250 per interest. In June 2001 we purchased 20 interests from a limited partner at a price of $267.50 per interest. See Section 2 of this Offer to Purchase.

         - The absence of a trading market for the interests. See Section 2 of this Offer to Purchase.

ADDITIONAL PURCHASES. If more than 2,000 Interests are tendered, we may purchase additional interests, in our sole discretion. If the offer remains oversubscribed, we will purchase your interests on a pro rata basis. See the Introduction to this Offer to Purchase.

CONDITIONS OF THE OFFER. We are offering to purchase outstanding interests from all limited partners, and our offer is not generally conditioned on your tendering any minimum number of your interests. We will not, however, accept your tender if, as a result of the tender, you would continue to be a limited partner and would hold fewer than five interests. There are a number of other conditions to our offer, including the absence of certain changes in your partnership and the financial markets and the absence of competing tender offers. See Sections 2 and 6 of this Offer to Purchase.

RIGHT TO EXTEND THE EXPIRATION DATE. The offer expires on Friday, August 9, 2002 at 12:00 Midnight, Eastern Standard Time, but we may extend the expiration date by providing you with a written notice of the extension. See Section 2 of this Offer to Purchase.

SUBSEQUENT OFFERING PERIOD. We do not anticipate having a subsequent offering period after the expiration date of the initial offering period, including any extensions. See Section 2 of this Offer to Purchase.

HOW TO TENDER YOUR INTERESTS. To tender your interests, complete and sign the accompanying letter of transmittal included in these materials, and send it to NTS Investor Services c/o Gemisys via mail or facsimile at the address or facsimile number set forth in Section 16 of this Offer to Purchase by Friday, August 9, 2002, at 12:00 Midnight, Eastern Standard Time. See Section 3 of this Offer to Purchase.

WITHDRAWAL RIGHTS. If you tender you can withdraw your interests at any time before the expiration date, including any extensions, or the date we accept interests, whichever is later. See Section 4 of this Offer to Purchase.

HOW TO WITHDRAW. To withdraw your interests, you must send a written notice of withdrawal via mail or facsimile which must be received, on or before the expiration date or the date we accept tendered interests, whichever is later, by NTS Investor Services c/o Gemisys at the address or facsimile number set forth in Section 16 of this Offer to Purchase. If you file a notice of withdrawal it must specify your name and the amount of interests that you are withdrawing. See
Section 4 of this Offer to Purchase.

PAYMENT FOR YOUR INTERESTS. If you tender your interests and we accept your tender, we will pay you for those interests which we purchase with a check. We will deliver all checks by first class U.S. Mail deposited in the mailbox within ten business days after the expiration date. See Section 5 of this Offer to Purchase.

TAX CONSEQUENCES. Your sale of interests in this offer will be a taxable transaction for federal income tax purposes. The consequences to each person who tenders may vary, and you should consult your tax advisor to determine the precise tax consequences to you. See Section 12 of this Offer to Purchase.

AVAILABILITY OF FUNDS. We currently have funds available under a line of credit that are sufficient to enable us to purchase all of the interests sought in our offer. See Section 9 of this Offer to Purchase.

ADDITIONAL INFORMATION. If you would like any additional information about the offer, you may call 1-800-387-7454.

                         ------------------------------


                                    IMPORTANT

         IF YOU WISH TO TENDER ALL OR ANY PORTION OF YOUR INTERESTS YOU SHOULD COMPLETE AND SIGN THE ENCLOSED LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS IN THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL AND DELIVER IT TOGETHER WITH THE CERTIFICATE(S) OF OWNERSHIP FOR THE INTERESTS BEING TENDERED, THE SUBSTITUTE FORM W-9 AND ANY OTHER REQUIRED DOCUMENTS TO US. IF THE CERTIFICATE(S) OF OWNERSHIP FOR THE INTERESTS IS (ARE) LOST, STOLEN, MISPLACED OR DESTROYED, YOU SHOULD EXECUTE THE AFFIDAVIT AND INDEMNIFICATION AGREEMENT FOR MISSING CERTIFICATE(S) OF OWNERSHIP ATTESTING TO THE FACT THAT THE CERTIFICATE WAS LOST OR STOLEN, MISPLACED OR DESTROYED AND RETURN IT IN PLACE OF THE CERTIFICATE. IF YOU HAVE INTERESTS REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST CONTACT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF YOU DESIRE TO TENDER THESE INTERESTS.

         IF YOU TENDER ALL OR ANY PORTION OF YOUR INTERESTS YOU ARE SUBJECT TO CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF INTERESTS; PROVIDED, HOWEVER, THAT WE WILL NOT ACCEPT YOUR TENDER IF, AS A RESULT OF THE TENDER, YOU WOULD CONTINUE TO BE A LIMITED PARTNER AND WOULD HOLD FEWER THAN FIVE INTERESTS. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE ABSENCE OF CERTAIN CONDITIONS DESCRIBED IN SECTION 6 OF THIS OFFER TO PURCHASE.

         WE ARE NOT MAKING ANY RECOMMENDATION TO YOU REGARDING WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR INTERESTS. EACH OF YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO TENDER INTERESTS, AND, IF SO, HOW MANY OF YOUR INTERESTS TO TENDER.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR INTERESTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR INFORMATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE GENERAL PARTNER.

                         ------------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE

SUMMARY TERM SHEET..............................................................................................ii

INTRODUCTION.....................................................................................................1

RISK FACTORS.....................................................................................................4

THE OFFER........................................................................................................8

Section 1.     Background and Purposes of the Offer..............................................................8

Section 2.     Offer to Purchase and Purchase Price; Proration; Expiration Date;

               Determination of Purchase Price..................................................................10

Section 3.     Procedure for Tendering Interests................................................................13

Section 4.     Withdrawal Rights................................................................................14

Section 5.     Purchase of Interests; Payment of Purchase Price.................................................14

Section 6.     Certain Conditions of the Offer..................................................................15

Section 7.     Cash Distribution Policy.........................................................................17

Section 8.     Effects of the Offer.............................................................................17

Section 9.     Source and Amount of Funds.......................................................................18

Section 10.    Information About Us and the Partnership.........................................................21

Section 11.    Transactions with Affiliates.....................................................................25

Section 12.    Certain Federal Income Tax Consequences..........................................................31

Section 13.    Transactions and Arrangements Concerning Interests...............................................33

Section 14.    Extensions of Tender Period; Terminations; Amendments............................................34

Section 15.    Fees and Expenses................................................................................34

Section 16.    Address; Miscellaneous...........................................................................35

Appendix A     ORIG's Balance Sheets............................................................................A-1

To Holders of Limited Partnership Interest of
NTS-Properties V

                                  INTRODUCTION

         ORIG, LLC hereby offers to purchase up to 2,000 limited partnership interests of NTS-Properties V, a Maryland limited partnership that owns commercial real estate properties and also owns joint venture interests in commercial and residential real estate properties (the "Partnership"). We will purchase those limited partnership interests that are owned by limited partners who are not affiliates of us or the Partnership at a purchase price of $230 per interest (the "Purchase Price") in cash to the seller upon the terms and subject to the conditions set forth in this "Offer to Purchase" and in the related "Letter of Transmittal." Together the "Offer to Purchase" and "Letters of Transmittal" constitute the "Offer." As used in this Offer to Purchase, the term "Interest" or "Interests," refers to the limited partnership interests in the Partnership, and the terms "we," "us" or "our," as the context requires, refer to ORIG, LLC.

         Information regarding the Partnership, including the information contained in Sections 1, 7, 10, 11 and 12 of this Offer to Purchase, has been provided to us by NTS-Properties Associates V, the Partnership's general partner (the "General Partner"), which is our affiliate.

         This Offer is generally not conditioned upon any minimum amount of Interests being tendered, except as described in this Offer to Purchase. The Interests are not traded on any established trading market and are subject to restrictions on transferability which are described in the Amended and Restated Agreement of Limited Partnership of NTS-Properties V (the "Partnership Agreement").

         You should not view the Purchase Price as equivalent to the fair market value or the liquidation value of an Interest. As of December 31, 2001 and December 31, 2000, the book value of each Interest was approximately $251.53 and $264.97, respectively. We determined the Purchase Price in our sole discretion, based on:

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on August 13, 2001 and ended on December 13, 2001;

- the purchase of Interests from two limited partners by us on July 31, 2001 at a price of $230 per Interest;

- the purchase of Interests from one limited partners by us on June 15, 2001 at a price of $267.50 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on April 30, 2001 at a price of $250 per Interest;

- privately negotiated purchases by us, outside of the tender offers described in Section 2 of this Offer to Purchase, from 1999 to 2002 at prices ranging from $205 to $230 per Interest;

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on September 22, 2000 and ended on December 22, 2000;

- the purchase of Interests from three limited partners by us on February 10, 2000 at an average price of $265.55 per Interest;

- the response to a joint tender offer by us and the partnership of $230 per Interest which began on November 5, 1999 and ended on December 31, 1999; and

- other transactions in Interests described in Section 2 of this Offer to Purchase.

         Neither we nor the General Partner has performed an analysis to determine the fair market value or liquidation value of the Interests, or obtained an opinion from an independent third party regarding the fairness of the Purchase Price.

         Subject to the conditions set forth in the Offer, we will purchase up to 2,000 Interests which are tendered and received by us on or before, and not withdrawn prior to, 12:00 Midnight, Eastern Standard Time, on August 9, 2002, subject to any extension of the Offer by us (the "Expiration Date"). If, on the Expiration Date, we determine that more than 2,000 Interests have been tendered during the Offer, we may: (i) accept the additional Interests in accordance with Rule 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); or (ii) extend the Offer, if necessary, and increase the amount of Interests that we are offering to purchase to an amount that we believe is sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer.

         If the Offer is oversubscribed and we do not act in accordance with (i) or (ii), above, or if we act in accordance with (i) and (ii), above, but the Offer remains oversubscribed, then we will accept Interests tendered by limited partners prior to or on the Expiration Date for payment on a pro rata basis. If you tender Interests and we pro rate, the number of Interests we purchase from you will be a fraction of the number of Interests you tender, with the fraction being equal to the total number of Interests we are willing to purchase divided by the number of Interests tendered by all tendering limited partners. For example, if you tender 100 interests, all tendering limited partners collectively tender 4,000 Interests and we decide to pro rate, we would purchase 50 of the Interests you tender. Any fractional Interests resulting from a pro-ration calculation will be rounded down to the nearest whole number. We will not purchase fractions of Interests. If you tender and if we will purchase fewer than the number of Interests that you tender, we will notify you in writing. For any Interest that you tender but we do not purchase, a book entry will be made on the Partnership's books to reflect your ownership of the Interests not purchased. The Partnership will not issue a new

Certificate of Ownership for the Interests that we do not purchase, unless you instruct the Partnership, in writing, to issue a new certificate.

         The Offer is generally not conditioned on the tender of any minimum number of Interests. The Offer, however, is conditioned upon, among other things, the absence of certain adverse conditions described in Section 6, "Certain Conditions of the Offer." In particular, we will not consummate the Offer, if in the opinion of the General Partner, there is a reasonable likelihood that purchases under the Offer would result in termination of the Partnership (as a partnership) under Section 708 of the Internal Revenue Code of 1986, as amended, or termination of the Partnership's status as a partnership for federal income tax purposes under Section 7704 of the Code. Further, we will not purchase Interests if the purchase of Interests would result in Interests being owned by fewer than 300 holders of record. See Section 6, "Certain Conditions of the Offer."

         All of the Interests that we purchase pursuant to the Offer will be deemed to have been purchased as of the Expiration Date. If you accept the Offer and tender Interests, you will receive the Purchase Price and any cash distributions declared and payable before the Expiration Date. You will not be entitled to receive any cash distributions declared and payable after the Expiration Date on any Interests tendered and accepted by us.

         The tender and acceptance of an Interest will be treated as a sale of the Interest for federal and most state income tax purposes, which will result in your recognizing gain or loss for income tax purposes. We urge you to review carefully all the information contained in or referred to in this Offer including, without limitation, the information presented in Section 11, "Certain Federal Income Tax Consequences."

         As of May 10, 2002, the General Partner owned five of the Partnership's outstanding Interests and we owned 10,219, of the Partnership's 30,526 outstanding Interests. All partners, members, affiliates and associates of the General Partner or us beneficially owned a total of 12,856 Interests, representing approximately 42.1% of the Partnership's 30,526 outstanding Interests. Although we are making this Offer to all limited partners, we have been advised that neither the General Partner nor any of the partners, members, affiliates or associates of us or the General Partner intends to tender any Interests pursuant to the Offer. Assuming the Offer is fully subscribed, we, the General Partner, and partners, members, affiliates and associates of the General Partner or us will own, after the Offer, a total of 14,856 Interests, representing approximately 48.7% of the Partnership's 30,526 outstanding Interests.

                                  RISK FACTORS
                                  ------------

IF YOU TENDER ALL OR ANY PORTION OF YOUR INTERESTS YOU ARE SUBJECT TO RISKS INCLUDING THE FOLLOWING:

         The Purchase Price is less than the book value of the Interests, and may be less than the fair market value and liquidation value of the Interests and is less than the amount paid for Interests in some recent transactions. The Interests are not traded on a recognized stock exchange or trading market. There is no active, liquid market for the Interests, and it is unlikely that this type of market will develop in the near future. We are aware of the following transactions in or offers for Interests:

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on August 13, 2001 and ended on December 13, 2001;

- the purchase of Interests from two limited partners by us on July 31, 2001 at a price of $230 per Interest;

- the purchase of Interests from a limited partner us on June 15, 2001 at a price of $267.50 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on April 30, 2001 at a price of $250 per Interest;

- privately negotiated purchases by us, outside of the tender offers described in Section 2 of this Offer to Purchase, from 1999 to 2002 at prices ranging from $205 to $230 per Interest;

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on September 22, 2000 and ended on December 22, 2000;

- the purchase of Interests from three limited partners by us on February 10, 2000 at an average price of $265.55 per Interest;

- the response to a joint tender offer by us and the partnership of $230 per Interest which began on November 5, 1999 and ended on December 31, 1999; and

- other transactions in Interests described in Section 2 of this Offer to Purchase.

         As of December 31, 2001 and December 31, 2000, the book value of each Interest was approximately $251.53 and $264.97, respectively.

         The Purchase Price per Interest in this Offer was determined by us, in our sole discretion, based in part on the purchase prices paid or offered in the transactions or offers described above. The purchase price per Interest in any of the transactions or offers described above and the Purchase

Price in this Offer may not reflect the value of the Interests. Although we have not performed an analysis to determine the liquidation value of your Interests, if you were to hold your Interests until termination or liquidation of the Partnership, you might receive greater or lesser value for your Interests than the Purchase Price.

         You may suffer negative tax consequences. If you sell Interests in this Offer you generally will recognize a gain or loss on the sale of your Interests for federal and most state income tax purposes. The amount of gain or loss realized will be, in general, the excess of the amount you realize from selling your Interests minus the adjusted tax basis in the Interests you sell. The amount that you realize from the sale of your Interests is generally the sum of the Purchase Price plus your share of Partnership liabilities. When you sell Interests which you have held for more than twelve (12) months, the sale will typically result in long-term capital gain or loss. DUE TO THE COMPLEXITY OF TAX ISSUES, YOU ARE ADVISED TO CONSULT YOUR TAX ADVISORS WITH RESPECT TO YOUR INDIVIDUAL TAX SITUATION BEFORE SELLING YOUR INTERESTS IN THE OFFER. SEE SECTION 12 OF THIS OFFER TO PURCHASE.

         There are conflicts of interest with respect to the offer. There is a conflict between our desire to purchase your Interests at a low price and your desire to sell your Interests at a high price, which creates a risk that the Purchase Price will be less than the fair value of the Interests. Additionally, the General Partner, because it is our affiliate, has substantial conflicts of interest with respect to our offer. We determined the Purchase Price without negotiation with any other party, including the General Partner or any limited partner.

         The General Partner makes no recommendation to limited partners. As a result of the conflict of interest described in the previous paragraph, neither the Partnership nor the General Partner is making a recommendation regarding whether you should tender or retain your Interests. You must make your own decision whether or not to participate in the Offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding when you might wish to sell your Interests, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your Interests.

IF YOU DO NOT TENDER ALL OR ANY PORTION OF YOUR INTERESTS YOU ARE SUBJECT TO RISKS INCLUDING THE FOLLOWING:

         There is no developed market for the Interests, which may prevent you from being able to liquidate your investment or receive fair value. The Purchase Price per Interest was determined by us in our sole discretion and may not reflect the price per Interest if there were a developed market for the Interests or of the proceeds that you might receive if the Partnership were liquidated or dissolved. Although the Interests are transferable, subject to certain limitations set forth in the Partnership Agreement, we do not anticipate that any active, liquid market will develop. You may not be able to liquidate your investment on favorable terms, if at all.

         There are restrictions on your ability to transfer interests. Under the Partnership Agreement, limited partners may transfer or assign interests to persons who then become "substitute limited partners." The General Partner can decide to allow or disallow these transfers in its sole discretion, although it cannot unreasonably withhold its consent to a transfer. Accordingly, if you do not tender your Interests, there is no guarantee that you will be able to transfer them in the future.

         Cash distributions have been suspended and may be permanently eliminated. As of March 31, 1994, the Partnership suspended payment of cash distributions to limited partners due to insufficient cash being generated from the Partnership's operations. There can be no assurance that the Partnership will ever resume distributions or be able to fund its future needs or contingencies, which may harm the Partnership's business or financial condition.

         The Offer may result in increased voting control by affiliates of the Partnership. If the Offer is fully subscribed, the percentage of Interests held by persons controlling, controlled by or under common control with the Partnership will increase. As of May 10, 2002, the General Partner owned five of the Partnership's outstanding Interests and we owned 10,219 of the Partnership's outstanding Interests. We, the General Partner, and all partners, members, affiliates and associates of us or the General Partner beneficially own, in the aggregate, 12,856 Interests, representing approximately 42.1% of the Partnership's 30,526 outstanding Interests. Although this Offer is made to all limited partners, we have been advised that neither the General Partner, nor any of the partners, members, affiliates or associates of us or the General Partner intend to tender any Interests pursuant to the Offer. Assuming the Offer is fully subscribed, the General Partner, and partners, members, affiliates and associates of the General Partner, will own, after the Offer, a total of 14,856 Interests, representing approximately 48.7% of the Partnership's 30,526 outstanding Interests, an increase of 6.6% of the outstanding Interests. These entities or individuals will therefore have a greater influence on certain matters voted on by limited partners, including the potential consolidation discussed in Section 1 of this Offer to Purchase, removal of the General Partner or termination of the Partnership.

         The Partnership may not be able to pay for necessary capital improvements to Partnership properties. Some of the Partnership's properties require capital improvements to operate optimally. The Partnership expects to make the capital improvements to certain Partnership properties over the next year and anticipates funding these improvements using cash flow from operations, cash reserves or additional financing if necessary. However, the anticipated sources of funding may not be sufficient to make the necessary improvements. If the cash flow from operations and cash reserves prove to be insufficient, the Partnership might have to fund the capital improvements by borrowing money. If the Partnership is unable to borrow money on favorable terms, or at all, it may not be able to make necessary capital improvements which could harm the Partnership's financial condition.

         The Partnership has no current plan to liquidate. The Partnership Agreement provides that the Partnership will terminate on December 31, 2028, unless terminated earlier. The Partnership has no current plan to sell its assets and to distribute the proceeds to its limited partners, nor does the

Partnership contemplate resuming distributions to the limited partners. If the consolidation discussed herein is pursued, the new entity's duration will likely be greater than the Partnership's duration. Therefore, limited partners who do not tender their Interests may not be able to realize any return on or any distribution relating to their investment in the Partnership in the foreseeable future.

         If tenants occupying some of the Partnership's properties experience financial difficulties or do not renew their leases, this could harm the Partnership's financial operations. The Partnership's financial condition and ability to fund future cash needs, including its ability to make future cash distributions, if any, may be harmed by the bankruptcy, insolvency or a downturn in business of any tenant occupying a significant portion of any of the Partnership's properties or by a tenant's decision not to renew its lease. If the Partnership cannot re-lease the space vacated by significant tenants on a timely basis and on favorable terms and conditions, this could damage the Partnership's results of operations and financial condition.

         There are significant general economic risks associated with investments in real estate. All real property investments are subject to some degree of risk. Generally, equity investments in real estate are illiquid and, therefore, the Partnership's ability to promptly vary its portfolio in response to changing economic, financial and investment conditions is limited. The values of real estate investments are also subject to changes in economic conditions and other factors, including:

- possible federal, state or local regulations and controls affecting rents, prices of goods, fuel and energy consumption and prices, water and environmental restrictions;

-        increased labor and material costs; and

-        the attractiveness of the property to tenants in the neighborhood.

For a detailed discussion of the risks associated with investment in real estate, refer to the "Risk Factors" set forth in the Partnership's Prospectus dated August 1, 1984.

                                    THE OFFER

         SECTION 1. BACKGROUND AND PURPOSES OF THE OFFER. The purpose of the Offer is to provide limited partners who desire to sell some or all of their Interests with a method for doing so. No established secondary trading market for the Interests exists. Historically there have been only isolated purchases and sales of Interests. In addition, under the Partnership Agreement transfers of Interests are subject to restrictions, including the prior approval of the General Partner. We believe that some limited partners desire immediate liquidity with respect to some or all of their Interests, while other limited partners may not need or desire liquidity and would prefer to retain all of their Interests. We believe that limited partners should be entitled to make a choice between immediate liquidity and continued ownership and, thus, believe that this Offer accommodates the differing goals of both groups of limited partners. Limited partners who tender Interests in the Offer will receive a cash payment with respect to some or all of their Interests, depending on whether the Offer is oversubscribed and, if so, whether we accept all tendered Interests or accept Interests on a pro rata basis. See Section 2 of this Offer to Purchase. We believe the Interests may represent an attractive long-term investment at the Purchase Price. The continued ownership of Interests, however, entails the risk of loss of all or a portion of the current value of the Interests. See "Risk Factors - There are significant general economic risks associated with investments in real estate." Limited partners who tender their Interests in the Offer are, in effect, relinquishing the possibility of a higher return from continued ownership of their Interests in exchange for certainty and liquidity.

         The General Partner, along with the general partners of four other public limited partnerships affiliated with the Partnership, is investigating a consolidation of the Partnership with other entities affiliated with the Partnership. In addition to these entities, the consolidation would likely involve several private partnerships and other entities affiliated with the Partnership and the General Partner. The new combined entity would own all of the properties currently owned by the various participants in the consolidation, and the limited partners or other owners of these entities would receive an ownership interest in the combined entity. The number of ownership interests to be received by limited partners and the other owners of the entities participating in the consolidation would likely be determined based on the relative value of the assets contributed to the combined entity by each participant in the consolidation, reduced by any indebtedness assumed by the entity. The majority of the contributed assets would consist of real estate properties, whose relative values would be based on appraisals. The potential benefits of consolidating the entities include reducing administrative costs as a percentage of assets and revenues by creating a single public entity, diversifying limited partners' investments in real estate to include additional markets and types of properties and creating an asset base that may enable greater access to the capital markets. There are, however, also a number of potential adverse consequences such as the expenses associated with a consolidation and the facts that the duration of the new entity would likely exceed the duration anticipated for the Partnership, and that your interest in the combined entity would be smaller on a percentage basis than your interest in the Partnership. Further, the new entity may adopt investment and management policies that are different from those presently used by the General Partner for the Partnership. A consolidation also requires approval of the limited partners in the Partnership and the owners of the other proposed participants. Accordingly, there is no assurance that the consolidation will occur.

         Other than the potential consolidation, neither we nor the General Partner has any current plans or proposals that relate to or would result in:

- an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Partnership;

-        a sale or transfer of a material amount of assets of the Partnership;

- any change in the identity of the General Partner or in the management of the Partnership, including, but not limited to, any plans or proposals to change the number or term of the General Partner(s), to fill any existing vacancy for the General Partner, or to change any material term of the management agreement between the General Partner and the Partnership;

-        any change in the indebtedness or capitalization of the Partnership;

- any other material change in the structure or business of the Partnership; or

- any change in the Partnership Agreement or other actions that may impede the acquisition of control of the Partnership by any person. As of March 31, 1994, the Partnership suspended payment of cash distributions to limited partners as a result of anticipated decreases in occupancy at one of the Partnership's properties. See Section 7 of this Offer to Purchase.

We or the Partnership may, but are not required to, purchase additional Interests, either through privately-negotiated transactions or additional tender offers. Additional purchases may have the effect of increasing the percentage of Interests owned by us and affiliates of us or the General Partner above 50%, which would give us the ability to control any Partnership votes on the types of transactions described above, including the potential consolidation, or any other matters. See Section 8 of this Offer to Purchase.

         Our affiliates do not intend to tender any of their Interests in the Offer. Therefore, following completion of the Offer, our Interests and Interests owned by affiliates of us or the General Partner will represent a greater percentage of the outstanding Interests. For example, if the offer is fully subscribed, we and our affiliates will own a total of 14,856 Interests, representing 48.7% of the outstanding Interests.

         If you retain your Interests, you will be subject to increased risks, including but not limited to increased voting control by the affiliates of us and the General Partner, and persons controlling the affiliates, which will increase the influence that affiliates of us and the General Partner and persons controlling the affiliates have on certain matters voted on by limited partners, including removal of the General Partner and termination of the Partnership. Interests purchased by us will be held by us. Neither the Partnership nor the General Partner has plans to offer for sale any other additional interests, but each reserves the right to do so in the future.

         The Offer is the fifth tender offer made by us for Interests. We and the Partnership participated in the first three joint tender offers. We and the Partnership purchased a total of 2,458 Interests on February 5, 1999 for $205 per Interest, in the first tender offer. The Partnership purchased 600 of these Interests. We purchased 1,858 of these Interests. We and the Partnership purchased a total of 1,196 Interests on December 31, 1999 for $230 per Interest, in the second tender offer. The Partnership purchased 250 of these Interests. We purchased 946 of these Interests. We and the Partnership purchased a total of 2,710 Interests on December 22, 2000 for $230 per Interest, in the third tender offer. The Partnership purchased 100 of these Interests. We purchased 2,610 of these Interests. We purchased 2,369 Interests on December 13, 2001, in the fourth tender offer. The Partnership did not participate in the fourth tender offer. The Partnership purchased 2,523 Interests on September 30, 1999 in a tender offer in which we did not participate. We are considering making, and the General Partner is considering the desirability of the Partnership's making, future tender offers to purchase Interests following completion of the Offer.

         SECTION 2. OFFER TO PURCHASE AND PURCHASE PRICE; PRORATION; EXPIRATION DATE; DETERMINATION OF PURCHASE PRICE.

         Offer to Purchase and Purchase Price. We will, upon the terms and subject to the conditions of the Offer described below, purchase a total of up to 2,000 Interests that are properly tendered by, and not withdrawn prior to, the Expiration Date at a price equal to $230 per Interest; provided however, that if you decide to tender we will not accept your tender if, as a result of your tender, you would continue to be a limited partner and would hold fewer than five Interests. We will purchase the first 2,000 Interests which are tendered and received by us, and not withdrawn prior to, the Expiration Date.

         If, on the Expiration Date, we determine that more than 2,000 Interests have been tendered during the Offer, we may: (i) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(1) promulgated under the Exchange Act, as amended; or (ii) extend the Offer, if necessary, and increase the amount of Interests that we are offering to purchase to an amount that we believe is sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer.

         Proration. If the Offer is oversubscribed and we do not act in accordance with (i) or (ii), above, or if we act in accordance with (i) and
(ii), above, but the Offer remains oversubscribed, then we will accept Interests tendered by limited partners prior to or on the Expiration Date for payment on a pro rata basis. If you tender Interests and we pro rate, the number of Interests we purchase from you will be a fraction of the number of Interests you tender, with the fraction being equal to the total number of Interests we are willing to purchase divided by the number of Interests tendered by all tendering limited partners. For example, if you tender 100 interests, all tendering limited partners collectively tender 4,000 Interests and we decide to pro rate, we would purchase 50 of the Interests you tender. Any fractional Interests resulting from a pro-ration calculation will be rounded down to the nearest whole number. We will not purchase fractions of Interests. If you tender and if we will purchase fewer than the number of Interests that you tender, we will notify you in writing. For any Interest that you tender but we do not purchase, a book entry will be made on the Partnership's books to reflect your ownership of the Interests not purchased. The Partnership will not issue a new Certificate of Ownership for the Interests that we do not purchase, unless you instruct the Partnership, in writing, to issue a new certificate.

         As discussed below, we will not accept tenders which would reduce a limited partner's ownership to fewer than five Interests. In the event of a proration, this restriction could prevent us from purchasing the same percentage of tendered Interests from all tendering limited partners, as required by SEC regulations. To avoid this result, we will not prorate, but will instead purchase all tendered Interests in excess of 2,000, if proration would result in any limited partner's owning fewer than five Interests.

         We will round any fractional Interests resulting from any proration calculation down to the nearest whole number. We will not purchase fractions of Interests. We will notify, in writing, limited partners from whom we will purchase fewer than the number of Interests which they originally tendered. For any Interest that a limited partner tenders but we do not purchase, a book entry will be made on the Partnership's books to reflect ownership of the Interests not purchased. The Partnership will not issue a new Certificate of Ownership for the Interests that we do not purchase, unless a limited partner instructs the Partnership, in writing, to do so.

         THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED; PROVIDED, HOWEVER, WE WILL NOT ACCEPT YOUR TENDER IF, AS A RESULT OF THE TENDER, YOU WOULD CONTINUE TO BE A LIMITED PARTNER AND WOULD HOLD FEWER THAN FIVE INTERESTS.

         Expiration Date. The term "Expiration Date" means 12:00 Midnight, Eastern Standard Time, on August 9, 2002, unless and until we extend the period of time for which the Offer is open, in which event "Expiration Date" will mean the latest time and date at which the Offer, as extended by us, expires. We may extend the Offer, in our sole discretion, by providing you with written notice of the extension; provided, however, that if the Offer is oversubscribed, we may, in our sole discretion, extend the Offer by providing you with written notice of the extension. We do not intend to allow limited partners to tender Interests after the Expiration Date, including any extensions. For a description of how we may extend or terminate the Offer, see Section 14 of this Offer to Purchase.

         Determination of Purchase Price. The Purchase Price represents the price at which we are willing to purchase Interests. Your approval is not required and was not sought regarding the determination of the Purchase Price. No special committee of ours, the General Partner, or of the limited partners has approved this Offer and no special committee or independent person has been retained to act on behalf of us. Neither we nor the General Partner has obtained an opinion from an independent third party regarding the fairness of the Purchase Price.

         The Purchase Price offered by us was determined by us in our sole discretion based on:

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on August 13, 2001 and ended on December 13, 2001;

- the purchase of Interests from two limited partners by us on July 31, 2001 at a price of $230 per Interest;

- the purchase of Interests from a limited partner by us on June 15, 2001 at a price of $267.50 per Interest;

- the purchase of Interests from two limited partners, who are affiliated with each other, by us on April 30, 2001 at a price of $250 per Interest;

- privately negotiated purchases by us, outside of the tender offers described below, from 1999 to 2002 at prices ranging from $205 to $230 per Interest;

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on September 22, 2000 and ended on December 22, 2000;

- the purchase of Interests from three limited partners by us on February 10, 2000 at an average price of $265.55 per Interest;

- the response to a joint tender offer by us and the Partnership of $230 per Interest which began on November 5, 1999 and ended on December 31, 1999;

- the response to the Partnership's tender offer of $205 per Interest which began on June 25, 1999 and ended on September 30, 1999;

- the response to a joint tender offer by us and the Partnership of $205 per Interest which began on October 14, 1998 and ended on February 5, 1999;

- repurchases of Interests by the Partnership, outside of the tender offers described above, in 1996 and 1998 at prices ranging from $135 to $150 per Interest;

- sales of Interests by limited partners to third parties in secondary market transactions from February, 1997 through October, 1999 at prices ranging from $45 to $425 per Interest; and

- purchases of Interests by affiliates of us and the Partnership, BKK Financial, Inc., an Indiana corporation ("BKK"), and Ocean Ridge Investments, Ltd., a Florida limited partnership ("Ocean Ridge"), from 1994 to 1998 at prices ranging from $112 to $160 per Interest.

         In determining the Purchase Price, we did not estimate or project the liquidation value per Interest or consider the book value per Interest and did not appraise the value of the Partnership's assets.

SECTION 3. PROCEDURE FOR TENDERING INTERESTS. If you wish to tender Interests in this Offer you must submit a properly completed and duly executed Letter of Transmittal and Substitute Form W-9, together with the Certificate of Ownership for the Interests you tender and any other required documents to NTS Investor Services c/o Gemisys, at the address listed in Section 16 of this Offer to Purchase. If your Certificate of Ownership for the Interests is lost, stolen, misplaced or destroyed, you must execute and submit the Affidavit and Indemnification Agreement for Missing Certificate(s) in place of the missing Certificate of Ownership. If your Interests are held in an IRA/custodial account, all forms should be signed and forwarded to the custodian to obtain a signature guarantee and the Certificate of Ownership for the Interests. There are no fees or other charges payable by limited partners who tender Interests in connection with the Offer.

         The letter of transmittal, substitute Form W-9, and certificate(s) of ownership for the interests being tendered, or affidavit, if applicable, and any other required documents must be received by NTS Investor Services on or before the expiration date. We will not accept interests received by NTS Investor Services after the expiration date.

         Method of Delivery. You assume any risk associated with the method for delivering the letter of transmittal, substitute Form W-9 and certificate(s) of ownership for the interests, or the affidavit. We recommend that you submit all documents by registered mail, return receipt requested, and properly insured or by an overnight courier service. You may confirm receipt of a letter of transmittal by contacting NTS Investor Services c/o Gemisys at the address and telephone number listed in Section 16 of this offer to purchase.

         Determination of Validity. All questions regarding the validity, form, eligibility (including time of receipt) and acceptance for payment of any Interests will be determined by us, in our sole discretion. If the Offer is oversubscribed, however, we may decide to purchase Interests in excess of the initial 2000 Interests. In that case, all questions regarding the validity, form or eligibility (including time of receipt) and acceptance for payment of any additional Interests purchased by us will be determined by us, in our sole discretion. The determination will be final and binding. We have the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender, or in the related transmittal documents. Unless waived, any defects or irregularities must be cured within the time period established by us. In any event, tenders will not be deemed to have been made until all defects or irregularities have been cured or waived. We are neither under any duty nor will we incur any liability for failure to notify you of any defects, irregularities or rejections contained in your tenders.

         Section 10(b) of the Exchange Act and Rule 14e-4 promulgated thereunder require that a person tendering Interests on his, her or its behalf, own the Interests tendered. Section 10(b) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. If you tender your Interests pursuant to any of the procedures described in this Offer to Purchase you accept the terms and conditions of the Offer and represent and warrant that (i) you own the Interests being tendered within the meaning of Rule 14e-4; and (ii) the tender complies with Rule 14e-4.

         SECTION 4. WITHDRAWAL RIGHTS. If you tender Interests in this Offer, you may withdraw your tender at any time before the Expiration Date or the date we accept tendered Interests, whichever is later. For a withdrawal to be effective, it must be in writing and received by NTS Investor Services c/o Gemisys via mail or facsimile at the address or facsimile number set forth in the Section 16 of this Offer to Purchase on or before the Expiration Date or the date we accept tendered Interests, whichever is later. Any notice of withdrawal must specify your name and the amount of Interests that you are withdrawing.

         All questions as to form and validity of the notice of withdrawal will be determined by us, in our sole discretion. If the Offer is oversubscribed, all questions as to form and validity of the notice of withdrawal will be determined by us, in our sole discretion, for any Interests purchased by us in excess of the initial 2,000 Interests. All determinations made by us will be final and binding. Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be retendered by following the procedures set forth in Section 3 of this Offer to Purchase prior to the Expiration Date. Tenders made pursuant to the Offer which are not otherwise withdrawn in accordance with this Section 4 will be irrevocable.

         SECTION 5. PURCHASE OF INTERESTS; PAYMENT OF PURCHASE PRICE. If you tender Interests under the Offer, upon the terms and subject to the conditions of the Offer, we will pay you $230 per Interest for each Interest you properly tender. We will pay you the Purchase Price with a check. We will deliver your check by first class U.S. Mail deposited in the mailbox within ten business days after the Expiration Date. Under no circumstances will we pay you interest on the Purchase Price, regardless of any extension of the Offer or any delay in making payment. In the event of proration as set forth in Section 2 of this Offer to Purchase, we may not be able to determine the proration factor and pay for those Interests that have been accepted for payment, and for which payment is otherwise due, until approximately ten business days after the Expiration Date.

         Interests will be deemed purchased at the time of acceptance by us, but in no event earlier than the Expiration Date. Interests purchased by us will be held by us. Neither the Partnership nor the General Partner has plans to offer for sale any other additional interests, but each reserves the right to do so in the future.

         SECTION 6. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of this Offer to Purchase, we will not be required to purchase or pay for any Interests tendered and may terminate the Offer as provided in Section 14 of this Offer to Purchase if any of the following events occur before the Expiration Date:

                  (a) there is a reasonable likelihood that consummation of the Offer would result in the termination of the Partnership, as a partnership, under Section 708 of the Internal Revenue Code of 1986, as amended;

                  (b) there is a reasonable likelihood that consummation of the Offer would result in termination of the Partnership's status as a partnership for federal income tax purposes under Section 7704 of the Internal Revenue Code of 1986, as amended;

                  (c) as a result of the Offer, there would be fewer than 300 holders of record, within the meaning of Rule 13e-3 promulgated under the Exchange Act;

                  (d) there shall have been instituted or threatened or shall be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, other than the pending litigation against us and the General Partner described in Section 10 of this Offer to Purchase, which: (i) challenges the making of the Offer or the acquisition by us of Interests pursuant to the Offer or otherwise directly or indirectly relates to the Offer; or (ii) in our reasonable judgment, determined within ten business days prior to the Expiration Date, could materially affect the business, financial or other condition, income, operations or prospects of the Partnership, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership;

                  (e) there shall have been any action threatened or taken, or approval withheld, or any statute, rule or regulation proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Partnership or us, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly:

                           (i) delay or restrict the ability of us, or render us
                  unable, to accept for payment or pay for some or all of the Interests;

                           (ii) materially affect the business, condition
                  (financial or other), income, operations, or prospects of the Partnership or us, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership or us;

                  (f) there shall have occurred:

                           (i) the declaration of any banking moratorium or
                  suspension of payment in respect of banks in the United
                  States;

                           (ii) any general suspension of trading in, or
                  limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

                           (iii) the commencement of war, armed hostilities or
                  any other national or international calamity directly or indirectly involving the United States which is material to the Offer;

                           (iv) any limitation, whether or not mandatory, by any
                  governmental regulatory or administrative agency or authority that materially and adversely affects the extension of credit by banks or other lending institutions;

                           (v) (A) any significant change, in our reasonable
                  judgment, in the general level of market prices of equity securities or securities convertible into or exchangeable for equity securities in the United States or abroad or (B) any change in the general political, market, economic, or financial conditions in the United States or abroad that (1) could have a material adverse effect on the business condition (financial or other), income, operations or prospects of the Partnership, or (2) in our reasonable judgment, makes it inadvisable to proceed with the Offer; or

                           (vi) in the case of the foregoing existing at the
                  time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

         (g) any change shall occur or be threatened in the business, condition (financial or otherwise), or operations of the Partnership, that, in our reasonable judgment, is or may be material to the Partnership;

         (h) a tender or exchange offer for any or all of the Interests of the Partnership, or any merger, business combination or other similar transaction with or involving the Partnership, shall have been proposed, announced or made by any person; or

         (i) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons, if any, who have filed with the Commission on or before May 10, 2002, a Schedule 13G or a Schedule 13D with respect to any of the Interests) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Interests; or (ii) such entity, group, or person that has publicly disclosed any such beneficial ownership of more than 5% of the Interests prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Interests constituting more than 1% of the outstanding Interests or shall have been granted any option or right to acquire beneficial ownership of more than 1% of the outstanding Interests; or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Partnership or its assets;

which, in our reasonable judgment, in any such case and regardless of the circumstances, including any action by us, giving rise to such event, makes it inadvisable to proceed with the Offer or with such purchase or payment. In addition, we may postpone the purchase of, or payment for, Interests tendered in anticipation of required approvals of any federal, state or local governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign. The conditions described above are for our sole benefit and may be asserted by us on our behalf if they have occurred, or we determine in our reasonable judgment that they have occurred, regardless of the circumstances giving rise to any such condition, including any action or inaction taken by us, or may be waived in whole or in part. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time before the Expiration Date. Any determination by us concerning the events described in this Section 6 shall be final and binding on all parties. As of the date hereof, we believe that neither paragraph (a) nor paragraph (b) of this Section 6 will prohibit the consummation of the Offer.

         SECTION 7. CASH DISTRIBUTION POLICY. The Partnership commenced operations in August, 1984 and anticipated providing limited partners with 8% non-cumulative distributions. Distributions to limited partners were suspended effective March 31, 1994 due to insufficient cash being generated from the Partnership's operations. Although the Partnership is not obligated to make future cash distributions, it may do so in the future. See Section 10, "Certain Information About the Partnership." If you tender your Interests pursuant to the Offer, you will not be entitled to receive cash distributions declared and payable, if any, after the Expiration Date, on any Interests which you tender and we accept. There can be no assurance that the Partnership will make any distributions in the future to limited partners who continue to own Interests following completion of the Offer.

         SECTION 8. EFFECTS OF THE OFFER. In addition to the effects of the Offer on limited partners who tender their Interests and limited partners who do not tender their Interests and upon the General Partner as set forth in the "Risk Factors" of this Offer to Purchase, the Offer will affect us in several other respects:

         If the Offer is fully subscribed, we will use approximately $470,000 to purchase 2000 Interests and pay costs associated with the Offer. If the Offer is fully subscribed, our interest in the net book value of the Partnership will increase from approximately $3,232,469, or 42.1%, to approximately $3,739,222, or 48.7%. Our interest in any net earnings would increase from 42.1% to 48.7%. The Partnership, however, suspended cash distributions as of March 31, 1994.

         Upon completion of the Offer, we may consider purchasing any Interests not purchased in the Offer. Any such purchases may be on the same terms as the terms of this Offer or on terms which are more favorable or less favorable to you than the terms of this Offer. Rule 13e-4 promulgated under the Exchange Act prohibits us from purchasing any Interests, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. The Partnership may also purchase Interests in the future. Any possible future purchases by us or the Partnership will depend on many factors, including but not limited to, the market price of Interests, the results of the Offer, the Partnership's business and financial condition and general economic market conditions.

         SECTION 9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required to complete this Offer is approximately $470,000, including $460,000 to purchase 2000 Interests plus approximately $10,000 for expenses related to administering the Offer. The total expenses of the Offer will likely exceed the current estimate of $10,000, if we pay a "soliciting dealers' fee" in connection with the Offer. See Section 15, "Fees and Expenses."

         We expect to fund the Purchase of Interests and expenses of the Offer with the proceeds from a loan from the Bank of Louisville described below. If the Offer is oversubscribed and we, in our sole discretion, decide to purchase Interests in excess of 2000 Interests, we will fund these additional purchases and expenses, if any, from the loan.

         We will also use the proceeds of the loan from the Bank of Louisville described below to fund the purchase of limited partnership interests of affiliated partnerships. These loan proceeds could also be used to return capital contributions previously made by our members, Mr. Nichols and Mr. Lavin.

         On August 15, 2000, we entered into a Loan Agreement with the Bank of Louisville under which the Bank of Louisville agreed to provide a $6,000,000 revolving line of credit to us evidenced by three separate promissory notes issued by us in favor of the bank in the original principal amount of $2,000,000 each. The Loan Agreement was modified on August 1, 2001 through a modification agreement providing for, among other things, an increase of the revolving line of credit to $10,000,000, the issuance of a fourth promissory note in the original principal amount of $4,000,000 and an amendment to the personal guaranties of Mr. Nichols and Mr. Lavin. The Loan Agreement was further modified on April 30, 2002 through a second modification agreement providing for, among other things, an increase of the revolving line of credit to $13,500,000, the issuance of an amended and restated fourth promissory note in the original principal amount of $7,500,000 which replaces the fourth promissory note issued pursuant to the modification agreement on August 1, 2001, an additional amendment to the personal guaranties of Mr. Nichols and Mr. Lavin and a joinder agreement, which provides for the joinder of any future subsidiary of ours as a party to the pledge agreement between us and the Bank of Louisville which is described below. As of the date of this Offer to Purchase we have no subsidiaries.

         The loan as currently structured is evidenced by four promissory notes. Each note bears a different interest rate, so that we pay a higher interest rate on balances exceeding certain thresholds, with the lower rate still applying to the balance below the threshold. The interest rates applicable to the various levels of indebtedness are summarized as follows:

          Balance Under Line of Credit     Interest Rate Applicable to Balance
          ----------------------------     -----------------------------------

                $0 to $2,000,000                  Prime Rate plus 0.25%

            $2,000,001 to $4,000,000              Prime Rate plus 0.50%

            $4,000,001 to $6,000,000              Prime Rate plus 1.00%

            $6,000,001 to $13,500,000             Prime Rate plus 1.25%

         As an example of the application of the interest rates on the line of credit, suppose that we have an outstanding balance of $6,500,000 under the line of credit. The first $2,000,000 would bear interest at the prime rate plus 0.25%, the second $2,000,000 at the prime rate plus 0.50%, the third $2,000,000 at the prime rate plus 1.0% and the final $500,000 at the prime rate plus1.25%. If we were to pay off $500,000 plus applicable interest sufficient to bring our balance under the line of credit to $6,000,000, the interest rate of prime plus 1.25% would not apply. If we were to borrow additional funds under the line or accrue interest sufficient to increase our balance above $6,000,000, then any amount in excess of $6,000,000 would bear interest at the prime rate plus 1.25%.

         Under the Loan Agreement, as modified by the August 1, 2001 modification agreement and the April 30, 2002 modification agreement, the related pledge agreement, the joinder agreement and the related guaranty agreements, the line of credit from the Bank of Louisville will be secured by:

- Interests which we currently hold or later acquire or Interests later acquired by a subsidiary of ours, including any distributions which the Partnership makes to us or to a subsidiary of us with respect to the Interests and any proceeds from the sale of the Interests held by us or a subsidiary of ours;

- Limited partnership interests in partnerships affiliated with the Partnership which we currently hold or later acquire or interests acquired by a subsidiary of us, including any distributions which the partnerships make to us or a subsidiary of ours with respect to the interests held by us or a subsidiary of ours and any proceeds from the sale of the interests held by us or a subsidiary of ours;

- The personal guaranties of Mr. Nichols and Mr. Lavin of all of our indebtedness to the Bank of Louisville under the $13,500,000 line of credit pursuant to two separate Guaranty Agreements, among the Bank of Louisville and each of Mr. Nichols and Mr. Lavin. Mr. Nichols and Mr. Lavin will be jointly and severally liable for the prompt payment of all principal obligations under the revolving credit notes described above, the performance of all other obligations and undertakings by us relating the Loan Agreement, as well as the payment of all interest and costs of collection, except the that Mr. Nichols' maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal will be $10,125,000, and Mr. Lavin's maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal will be $3,375,000; and

- Partnership interests in NTS/BBC I, a Kentucky limited partnership, and NTS/Mall Limited Partnership, a Kentucky limited partnership, owned by Mr. Nichols, Mr. Lavin and NTS Future R.P. Corporation, including any distributions which those partnerships make to Mr. Nichols, Mr. Lavin and NTS Future R.P. Corporation with respect to the interests held by them and any proceeds from the sale of the interests held by Mr. Nichols, Mr. Lavin and NTS Future R.P. Corporation. NTS Future R.P. Corporation is a Kentucky corporation owned by Mr. Nichols which owns interests in NTS/Mall Limited Partnership. The Bank of Louisville may exercise its rights in these partnership interests upon default by us under the Loan Agreement, as modified by the August 1, 2001 modification agreement and the April 30, 2002 modification agreement.

         Under the Loan Agreement, as modified by the August 1, 2001 modification agreement and the April 30, 2002 modification agreement, we will repay the proceeds of the revolving line of credit as follows:

- We will make consecutive monthly payments of all accrued and unpaid interest on the outstanding principal balance; and

- The entire outstanding principal balance owing under the revolving line of credit will be due and payable on August 31, 2005. We intend to repay the outstanding balance using funds from cash distributions from the affiliated partnerships and from capital contributions to us by Mr. Nichols and Mr. Lavin pursuant to the terms of a Capital Contribution Agreement dated as of January 20, 1999 by and between Mr. Nichols and Mr. Lavin.

         In addition to using the proceeds of the revolving line of credit to fund the purchase of Interests and expenses of the Offer, we may fund the purchase of Interests and the expenses of the Offer from capital contributions by Mr. Nichols and Mr. Lavin under the Capital Contribution Agreement described above.

         SECTION 10. INFORMATION ABOUT US AND THE PARTNERSHIP.

         Information About Us. We are a Kentucky limited liability company formed in 1999 that invests in entities that own commercial and residential real estate properties. We are an affiliate of the Partnership and the General Partner, and have previously purchased Interests in the Partnership and limited partnership interests in other partnerships affiliated with the Partnership. Our offices are located at 10172 Linn Station Road, Louisville, Kentucky 40223. The phone number of our office is (502) 426-4800. Our two members are J.D. Nichols and Brian F. Lavin.

         Information About the Partnership. The Partnership was formed in April, 1984 under the laws of the State of Maryland. The General Partner is NTS-Properties Associates V, a Kentucky limited partnership. Mr. Nichols is the managing general partner of NTS-Properties Associates V. NTS Capital Corporation is the corporate general partner of NTS-Properties Associates V. NTS Capital Corporation is a wholly owned subsidiary of NTS Corporation and each company is controlled by Mr. Nichols, as Chairman of the Board and Mr. Lavin, as President and Chief Operating Officer.

         The Partnership's net income or loss and cash distributions are allocated according to the terms of the Partnership Agreement. Under the Partnership Agreement, Net Cash Receipts (as defined in the Limited Partnership Agreement) will, to the extent available for distribution, be distributed on a quarterly basis as follows:

         - first, 99% to the limited partners and 1% to the General Partner until the limited partners have received the 8% "Preferred Return" (as defined in the Limited Partnership Agreement) for the relevant fiscal period;

         - second, to the General Partner until it has received distributions for the fiscal period equal to approximately one-tenth of the distributions to limited partners described above to above; and

         -        thereafter, 90% to the limited partners and 10% to the General
                  Partner.

The Partnership owns the following properties:

         - Commonwealth Business Center Phase II, a business center with approximately 66,000 net rentable square feet in Louisville, Kentucky, constructed by the Partnership. The occupancy level at Commonwealth Business Center II at December 31, 2001 was 81%. This property is not encumbered by a mortgage.

The Partnership owns interests in the following joint ventures:

         - A joint venture interest in The Willows of Plainview Phase II Joint Venture, a joint venture which owns The Willows of Plainview Phase II complex, a 144-unit luxury apartment complex located in Louisville, Kentucky, constructed by a joint venture between the Partnership and NTS-Properties IV, a limited partnership affiliated with us, the Partnership and the General Partner. The Partnership's percentage interest in the joint venture was 90% at December 31, 2001. The occupancy level at The Willows of Plainview Phase II was 74% at December 31, 2001. The property is encumbered by two mortgages, each payable to an insurance company, which each bear interest at a fixed annual rate of 7.2% and mature on January 5, 2013. As of December 31, 2001, the two mortgages had outstanding balances of $2,657,319 and $1,587,068, respectively. The Partnership's pro rata share of these mortgage obligation totals $3,832,681. The property is also encumbered by two notes, each payable to a bank, which each bear interest at a variable annual rate of the greater of prime or 6% and mature on April 5, 2003. As of December 31, 2001, the two notes had outstanding balances of $23,599 and 2,330, respectively. The Partnership's pro rata share of these obligations totals $23,414.

         - Lakeshore/University II Joint Venture ("L/U II Joint Venture"), which was formed on January 23, 1995 among the Partnership and NTS-Properties IV, NTS-Properties Plus Ltd. and NTS/Fort Lauderdale, Ltd., each affiliates of us, the Partnership and the General Partner. The Partnership's percentage ownership interest in the joint venture was 81% at December 31, 2001.

The L/U II Joint Venture owns the following properties:

         - Lakeshore Business Center Phase I, a business center with approximately 104,000 net rentable square feet located in Fort Lauderdale, Florida, acquired complete by the joint venture. The occupancy level of Lakeshore Business Center Phase I was 89% at December 31, 2001. The property is encumbered by a mortgage payable to an insurance company which bears interest at a fixed annual rate of 8.125% and matures on August 1, 2008. As of December 31, 2001, the mortgage had an outstanding balance of $3,758,395. The Partnership's pro rata share of the mortgage obligation is $3,051,441.

         - Lakeshore Business Center Phase II, a business center with approximately 97,000 net rentable square feet located in Fort Lauderdale, Florida, acquired complete by the joint venture. The occupancy level of Lakeshore Business Center Phase II was 82% at December 31, 2001. The property is encumbered by a mortgage payable to an insurance company which bears interest at a fixed annual rate of 8.125% and matures on August 1, 2008. As of December 31, 2001, the mortgage had an outstanding balance of $4,043,630. The Partnership's pro rata share of the mortgage obligation is $3,283,023.

         - Lakeshore Business Center Phase III, a 39,000 square foot office center located in Fort Lauderdale, Florida, completed in November 2000 by the joint venture. The occupancy level of Lakeshore Business Center Phase III was 28% at December 31, 2001. The property is encumbered by a mortgage payable to a bank which bears interest at a variable annual rate of LIBOR plus 2.3% and matures on September 8, 2003. As of December 31, 2001, the mortgage had an outstanding balance of $1,720,475. The Partnership's pro rata share of the mortgage obligation is $1,396,854.

         In the next 12 months, the General Partner expects the Partnership's liquidity to decrease as a result of the Partnership's efforts in leasing its commercial properties and joint venture properties. At this time, the future leasing and tenant improvement costs which will be required to renew the current leases or obtain new tenants are unknown. It is anticipated, however, that the cash flow from operations and the Partnership's cash reserves will be sufficient to meet the needs to the Partnership.

         As of December 31, 2001, the L/U II Joint Venture has a commitment for approximately $161,000 at Lakeshore Business Center Phase I for tenant improvements on approximately 15,500 square feet and a commitment for approximately $268,000 at Lakeshore Business Center Phase II for tenant improvements on approximately 32,900 square feet. These commitments will be funded from pro rata capital contributions by the various joint venture partners, including the Partnership. The Partnership's pro rata share of these obligations is $348,305.

         The L/U II Joint Venture also has a commitment for approximately $105,600 at Lakeshore Business Center Phase III for tenant improvements on approximately 3,800 square feet. This commitment will be funded from existing debt financing. The Partnership's pro rata share of these obligations is $85,736. The Joint Venture has incurred approximately $72,000 of this cost as of December 31, 2001.

         The L/U II Joint Venture anticipates replacing the roofs at Lakeshore Business Center Phase I in 2002 for a cost of approximately $200,000. Management reassessed the useful lives of the roofs and adjusted them accordingly. The L/U II Joint Venture's partners, NTS-Properties IV, the Partnership and NTS-Properties Plus will be called upon to make capital contributions to provide the funds necessary for working capital tenant improvements and roof replacements. The Partnership's pro rata share of the anticipated roof replacement costs is $162,380.

         The Partnership may not be able to pay for the capital improvements described above. Anticipated sources of cash flow may not be sufficient to make these necessary improvements. If the cash flow from operations and cash reserves prove to be insufficient, the Partnership might have to fund the capital improvements by borrowing money. If the Partnership is unable to borrow money on favorable terms, or at all, it may not be able to make necessary capital improvements, which could harm the Partnership's financial condition.

         Future liquidity will also be affected by increased insurance expense. We have budgeted for an increase of approximately 25% upon renewal of our policies in September 2002, as compared to 2001.

         The Partnership has no other material obligations for renovations or capital improvements to its properties or joint venture properties, as of December 31, 2001.

         The Partnership, in conjunction with NTS-Properties IV and NTS-Properties VII, Ltd., completed the renovation of the community clubhouse at The Willows of Plainview Apartments in March 2002. Use of the clubhouse is shared between The Park at the Willows, which is owned by NTS-Properties VII, Ltd., The Willows of Plainview Apartments Phase I, which is owned by NTS-Properties IV and The Willows of Plainview Apartments Phase II, which is owned by a joint venture between the Partnership and NTS-Properties IV. The total cost of the renovation was $489,000, with the Partnership's share being approximately $207,536 which was funded from the Partnership's existing working capital.

         On July 1, 1999, the Partnership contributed $1,737,000 to the L/U II Joint Venture to cover a portion of the costs to be incurred from the construction of Lakeshore Business Center Phase III. The other partners in the L/U II Joint Venture did not make capital contributions at that time. As a result, the Partnership's percentage of ownership in the L/U II Joint Venture increased from 69% to 79%, as of July 1, 1999. On July 1, 2000, the Partnership contributed an additional $500,000 to the L/U II Joint Venture. The other partners in the L/U II Joint Venture did not make capital contributions at that time. As a result, the Partnership's percentage of ownership in the L/U II Joint Venture increased from 79% to 81%, as of July 1, 2000.

         The Partnership intends to hold its properties until such time as sale or other disposition appears to be advantageous with a view to achieving the Partnership's investment objectives, or it appears that such objectives will not be met. In deciding whether to sell a property, the Partnership will consider factors such as potential capital appreciation, cash flow and federal income tax considerations, including possible adverse federal income tax consequences to the limited partners. The General Partner of the Partnership is currently exploring the marketability of some of its properties, and has not yet determined if any of the properties might be sold in the next twelve months. There are no contracts for sale of any of the Partnership's properties under negotiation at the present time.

         The Partnership's ratio of earnings to fixed charges was .64 for the year ended December 31, 2001 and .96 for the year ended December 31, 2000.

         The Partnership's financial statements for the years ended December 31, 2000 and December 31, 2001 are incorporated herein by reference. These financial statements are contained in the Partnership's Annual Reports on Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The information incorporated herein by reference to the Annual Reports is qualified in its entirety by reference to the reports and the financial statements, including the notes, contained in the reports.

         Pending Litigation Against Us, the General Partner and Our Affiliates. On December 12, 2001, three individuals filed an action in the Superior Court of the State of California for the County of Contra Costa against us; the General Partner; the general partners of four other public partnerships affiliated with us, Ocean Ridge and the General Partner, and several individuals and entities affiliated with us, Ocean Ridge and the General Partner, including J.D. Nichols and Brian F. Lavin. The action, which is now pending in the United States District Court for the Northern District of California, purports to bring claims on behalf of a class of limited partners based on, among other things, tender offers made by the public partnerships and us. The plaintiffs allege, among other things, that the prices at which we offered to purchase interests in these tender offers were too low. The plaintiffs are seeking monetary damages and equitable relief, including an order directing the disposition of the properties of the public limited partnerships. We and the General Partner believe that this action is without merit, and intend to vigorously defend it.

         SECTION 11. TRANSACTIONS WITH AFFILIATES.

         Payment of Fees to NTS Development Company. NTS Development Company, an affiliate of us, the Partnership and the General Partner, directs the management of the Partnership's properties and the properties owned by the joint ventures in which the Partnership participates pursuant to written agreements (the "Management Agreements") between NTS Development Company and each of the Partnership and the joint ventures. Under the Management Agreements, NTS Development Company establishes rental policies and rates and directs the marketing activity of leasing personnel. It also coordinates the purchase of equipment and supplies, maintenance activity and the selection of all vendors, suppliers and independent contractors.

         Under the Management Agreements, the Partnership and joint ventures each agreed to pay NTS Development Company a management fee equal to 5% of gross revenues from Partnership or joint venture properties. Also under the Management Agreement, the Partnership and joint ventures each agreed to pay NTS Development Company a repair and maintenance fee equal to 5.9% of costs incurred which relate to capital improvements. The Partnership and joint ventures paid NTS Development Company the following fees for the years ended December 31, 2001 and December 31, 2000. Some of these charges are accounted for on the Partnership's books as operating expenses or professional and administrative expenses, and some have been capitalized as other assets or as land, buildings and amenities.

                                          Year Ended         Year Ended
                                            12/31/01           12/31/00
                                            --------           --------

          Property Management Fee          $ 285,864          $ 271,852

          Repair and Maintenance Fee          31,858            178,879
                                           ---------          ---------

                                           $ 317,722          $ 450,731
                                           =========          =========

         The Partnership accounts for its investments in the joint ventures under the equity method of accounting. The Partnership owns over 50% of each joint venture, so the above fees are all reflected on its financial statements, as is 100% of the revenue attributable to the joint ventures, in combination with the fees from properties wholly owned by the Partnership. However, a portion of the fees paid by the joint ventures, like the joint venture revenues, are attributable to the other participants in the joint venture. The partnership's share of these fees for the years ended December 31, 2001 and December 31, 2000 was $271,150 and $379,215, respectively. The other participants' share of these fees is not set out separately on the Partnership's financial statements, but is combined with the participants' share of the joint ventures' revenue in a single line item on the Partnership's financial statements designated as "minority interest" which reduces the loss or gain reported by the Partnership.


         The Management Agreements also require the Partnership and the joint ventures to purchase all insurance relating to the managed properties, to pay the direct out-of-pocket expenses of NTS Development Company in connection with the operation of the properties, including the cost of goods and materials used for and on behalf of the Partnership and joint ventures, and to reimburse NTS Development Company for the salaries, commissions, fringe benefits, and related employment expenses of on-site personnel.

         The Partnership and joint ventures paid NTS Development Company the following amounts for expenses, in addition to the fees described in the preceding table, for the years ended December 31, 2001 and December 31, 2000. Some of these charges are accounted for on the Partnership's books as operating expenses or professional and administrative expenses, and some have been capitalized as other assets or as land, buildings and amenities.

                                                            Year Ended           Year Ended
                                                              12/31/01             12/31/00
                                                              --------             --------

          Leasing                                            $ 164,865            $ 164,736

          Administrative                                        89,423               78,121

                                                            Year Ended           Year Ended
                                                              12/31/01             12/31/00
                                                              --------             --------

          Property Management Costs                            372,746              334,296
          Professional and Administrative Expenses
                                                               185,287              149,221

          Leasing Commissions                                   94,706               97,910

          Construction Management                                2,350                   38

          Other                                                  3,348                4,036
                                                             ---------            ---------

                                                             $ 912,725            $ 828,358
                                                             =========            =========

         As is the case with regard to the fees paid to NTS Development Company, the above expenses are all included in the Partnership's financial statements, even though a portion are attributable to other participants in the joint ventures. The partnerships's share of these expenses for the years ended December 31, 2001 and December 31, 2000 was $634,960 and $588,775, respectively. The other participants' share of these expenses is not set out separately on the Partnership's financial statements, but is combined with the participants' share of the joint ventures' revenue in a single line item on the Partnership's financial statements designated as "minority interest" which reduces the loss or gain reported by the Partnership.

         The initial term of the Management Agreement was five years. Thereafter, the agreement continues for succeeding one-year periods, unless canceled by either party upon sixty days written notice. As of May 10, 2002, the Management Agreement is still in effect.

         Distributions, Returns of Capital and Capital Contributions. On March 27, 2002, Mr. Nichols received a total of $504,593 in distributions from various private partnerships affiliated with us. On the same date he used these funds to pay loans from the NTS Financial Partnership. Mr. Lavin received distributions of $681,019 from various private partnerships affiliated with us. NTS Capital Corporation received distributions totaling $139,704 from various private partnerships affiliated with us. On this date, Brian Lavin used these funds to pay off loans made to him from NTS Financial Partnership. In addition to the above distributions, entities and individuals affiliated with us received distributions totaling $1,324,984 on March 27, 2002 from various private partnerships affiliated with us.

         On September 27, 2001, Mr. Nichols and an affiliate received a total of $525,000 in distributions from a limited liability company affiliated with us. On this same date, he used $250,000 of these funds to make a capital contribution in the NTS Financial Partnership and $175,000 to repay loans from NTS Financial Partnership. Also on September 27, 2001, Mr. Lavin received a distribution of $175,000.

         In the past two years, Mr. Nichols has received returns of capital totaling $3,719,940 consisting of $112,500 of undistributed profits of affiliates of NTS Financial and $3,607,440 from NTS Financial. Of this $3,719,940, $1,844,155 was used to pay taxes, $1,166,456 was used to make capital contributions to us to purchase interests in the Partnership, to purchase limited partnership interests in partnerships affiliated with us and to pay third-party obligations, and $709,329 was used for other purposes. During the past two years Mr. Nichols made capital contributions to NTS Financial totaling $3,750,115, consisting of $1,044,355 of personal funds and $2,705,760 of distributions from private affiliates of NTS Financial. The $2,705,760 in capital contributions is included in the $11,720,760 of capital contributions made by Mr. Nichols to various private entities affiliated with us described in the previous paragraph. During the past two years Mr. Nichols made capital contributions to us totaling $1,166,456 and received returns of capital from us totaling $265,000.

         In the past two years, Mr. Lavin has borrowed money from NTS Financial totaling $783,018. Of this $783,018, $292,077 was used to pay taxes and $406,870 was used to make capital contributions to ORIG. Mr. Lavin has made capital contributions to us totaling $561,798, consisting of $225,000 of his personal funds and $406,870 in funds borrowed from NTS Financial. Mr. Lavin also received a return of capital from us totaling $70,073 which he used to repay the loans from NTS Financial. As of April 2002, Mr. Lavin has repaid all of the loans from NTS Financial.

         Personal Guaranties. Since January 1, 1998, Mr. Nichols has personally guaranteed various loans made to various publicly and privately-held affiliates of ours. As of the date of this information statement, Mr. Nichols had outstanding personal guaranties totaling approximately $28,698,000. Mr. Nichols has guaranteed the payment of approximately $215,000 of notes payable of NTS Corporation and approximately $17,700,000 of loans of various affiliates. Mr. Nichols also guaranteed, as an indemnitor, that the conditions of certain surety bonds will be met. The outstanding commitments of the surety bonds totaled $3,283,000 at December 31, 2000. Under the loan agreement described in this information statement, as amended by the modification agreement entered into on August 1, 2001, between us and the Bank of Louisville, Mr. Nichols and Mr. Lavin are jointly and severally liable for the prompt payment of all principal obligations, the performance of all other obligations and undertakings by us relating to the Loan Agreement, as amended, and the payment of all interest and costs of collection. However, Mr. Nichols' maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal is $7,500,000 and Mr. Lavin's maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal is $2,500,000. We have, however, recently received a commitment from the Bank of Louisville to increase this line of credit from $10,000,000 to $13,500,000 pursuant to the 2002 Loan Agreement. When the 2002 Loan Agreement is executed Mr. Nichols' maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal will increase from $7,500,000 to

$10,125,000 and Mr. Lavin's maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal will increase from $2,500,000 to $3,375,000.

         In addition to the guaranties described above, on March 31, 1989 NTS Guaranty Corporation, owned 100% by Mr. Nichols and an affiliate of us, the Partnership and the General Partner, guaranteed obligations of NTS Mortgage Income Fund, which is also an affiliate of us, the Partnership and the General Partner. On September 20, 1988, Mr. Nichols issued a $10,000,000 demand note to NTS Guaranty Corporation, which may be used to satisfy the guaranty. The obligations of NTS Guaranty Corporation under the guaranty are expressly limited to the assets of NTS Guaranty Corporation, its ability to draw upon the $10,000,000 demand note and Mr. Nichols' ability to answer a demand under the note.

         Previous Tender Offers. During the past two years, we and the partnership have participated in joint tender offers to purchase interests. We have also participated in joint tender offers with limited partnerships affiliated with us and the Partnership to purchase the limited partnership interests of those partnerships. The following table sets forth the results of these tender offers:

                                                                                 Limited
                                                                               Partnership         Limited
                                                                                Interests         Partnership
                                               Price                           Purchased by        Interests
                                                per          Total Interests    the Subject        Purchased
Purchase Date          Subject Partnership    Interest         Purchased        Partnership         by ORIG
-------------          -------------------    --------         ---------        -----------         -------

December 22, 2000      The Partnership           $230             2,710            100               2,610

December 20, 2000      NTS-Properties III        $250             1,094            100                 994

October 12, 2001       NTS-Properties III        $300(1)          1,311            100               1,211

December 22, 2000      NTS-Properties IV         $230(2)          3,092            100               2,992

August 15, 2000        NTS-Properties VI         $380             3,685            100               3,585

October 31, 2001       NTS-Properties VI         $380             5,566            100               5,466

August 15, 2000        NTS-Properties VII,         $6            39,220          2,500              36,720
                       Ltd.

October 12, 2001       NTS-Properties VII,         $6            76,447          1,000              75,447
                       Ltd.


(1) The original offering price was $250 per interest which was increased to $285 per interest on July 23, 2001 and to $300 per interest on August 17, 2001.
(2) The original offering price was $205 per interest which was increased to $230 per interest on December 1, 2000.

         In addition to the above joint tender offers: (i) on April 30, 2001 we purchased 211,214.25 interests from limited partners of NTS-Properties Plus, Ltd. for $1.30 per interest pursuant to an offer to purchase interests, (ii) on December 13, 2001 we purchased 2,163 limited partnership interests in NTS-Properties IV for $230 per interest pursuant to an offer to purchase interests, and (iii) on December 13, 2001 we purchased 2,369 limited partnership interests in the Partnership for $230 per interest pursuant to an offer to purchase interests.

         Purchases Outside Tender Offers. The Partnership's affiliates, BKK and Ocean Ridge, have purchased Interests from time to time. Mr. Nichols' wife, Barbara Nichols, is the sole limited partner of Ocean Ridge. BKK is the general partner of Ocean Ridge. Since November, 1994, BKK and Ocean Ridge have purchased 2,632 Interests at prices ranging from $112 to $160 per Interest. All of these Interests are currently owned by Ocean Ridge. Mr. Nichols and Mr. Lavin disclaim beneficial ownership of each of the Interests owed by Ocean Ridge. The General Partner owns five Interests. Mr. Nichols and Mr. Lavin disclaim beneficial ownership of each of the Interests owned by the General Partner. In addition, the Partnership repurchased Interests outside of the tender offers described above in 1996 and 1998 at prices ranging from $135 to $150 per Interest.

         We purchased Interests in the Partnership and also purchased limited partnership interests in limited partnerships affiliated with the Partnership pursuant to an Agreement, Bill of Sale and Assignment dated February 10, 2000, by and among us and four investors in the Partnership and partnerships affiliated with the Partnership for a total purchase price of $900,000. Under the agreement, we purchased a total of 1,064 Interests from three investors for total consideration of $425,949, or a price of $265.55 per interest. We purchased Interests in the Partnership and also purchased limited partnership interests in limited partnerships affiliated with the Partnership on April 30, 2001 from two investors who are affiliated with each other, for a total purchase price of $120,752. We purchased a total of 43 Interests in the Partnership from the investors for total consideration of $10,750, or a price of $250 per interest. We purchased Interests in the Partnership and also purchased limited partnership interests in limited partnerships affiliated with the Partnership on June 15, 2001 from investors for a total purchase price of $89,942. We purchased a total of 20 Interests in the Partnership from one of the investors for total consideration of $5,350, or a price of $267.50 per Interest. With regard to our purchases in February 2000, April 2001 and June 2001, we paid the investors a premium above the purchase price previously offered for limited partnership interests in prior tender offers because this purchase allowed us to purchase a substantial number of limited partnership interests without incurring the significant expenses involved with a tender offer.

         Merger Between Us and NTS-Properties Plus, Ltd. On March 15, 2002, NTS-Properties Plus, Ltd. ("NTS Plus"), an affiliate of ours, the General Partner and the Partnership, filed a Preliminary Information Statement on
Schedule 14C with the Securities and Exchange Commission giving notice of a planned merger of NTS Plus with and into us. The merger was approved on February 8, 2002, by the written consent of the holders of a majority of the outstanding interests in NTS Plus, in lieu of a meeting of limited partners. The merger will become effective approximately twenty days after a Definitive Information Statement giving notice of the merger is mailed to the limited partners of NTS Plus. We do not know the effective date of the merger at this time.

         Upon the effective date of the merger NTS Plus will merge with and into us, and we will be the entity which survives the merger. Upon consummation of the merger, all interests in NTS Plus will be canceled and no securities in us will be issued in place of the canceled interests in NTS Plus. Following the merger, we will own NTS Plus' assets, including joint venture interests in certain commercial real estate properties, and we will assume all of NTS Plus' liabilities. We will pay limited partners who are not affiliated with us or the Partnership $1.30 per interest in cash in the merger. Limited partners who are affiliates of ours or NTS Plus will contribute their interests in NTS Plus to us and will not have any ownership in us following the merger.

         The merger is considered a going-private transaction because once it is completed all interests in NTS Plus will be canceled, the registration of its interests will be terminated and NTS Plus will no longer be required to make filings with the Securities and Exchange Commission or to comply with securities laws and the Securities and Exchange Commission's regulations governing publicly-held entities. Further information about the merger may be found in the Preliminary Information Statement on Schedule 14C which NTS Plus filed with the Securities and Exchange Commission, in the Schedule 13E-3 which we, NTS Plus and certain entities affiliated with us and NTS Plus filed with the Securities and Exchange Commission, and in the Definitive Information Statement on Schedule 14C, when filed, and an amended Schedule 13E-3 we, NTS Plus and the affiliated entities intend to file with the Definitive Information Statement.

         SECTION 12. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         Certain Federal Income Tax Consequences of the Offer. The following is a general summary, under currently applicable law, of certain federal income tax considerations generally applicable to the sale of Interests pursuant to the Offer. This summary is for general information only. The actual tax treatment of a tender of Interests may vary depending upon your particular situation. Some limited partners, including, but not limited to, insurance companies, tax-exempt entities, financial institutions or broker/dealers, foreign corporations, and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. In addition, the summary does not address the federal income tax consequences to all categories of Interest holders, nor does it address the federal income tax consequences to limited partners who do not hold the Interests as "capital assets," as defined by the Internal Revenue Code of 1986, as amended (the "Code"). No ruling from the Internal Revenue Service ("IRS") will be sought with respect to the federal income tax consequences discussed herein; thus, there can be no assurance that the IRS will agree with this discussion. We urge you to consult your own tax advisors as to the particular tax consequences of a tender of your Interests pursuant to the Offer, including the applicability and effect of any state, local, foreign or other tax laws, any recent changes in applicable tax laws and any proposed legislation. The following information is intended as a general statement of certain tax considerations, and you should not treat this as legal or tax advice.

         Sale of Interests Pursuant to the Offer. The receipt of cash for Interests pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and other laws. The purchase of Interests pursuant to the Offer will be deemed a sale of the Interests by limited partners who tender their Interests. If you tender in the Offer, the payment for your Interests will be in complete liquidation of that portion of your ownership in the Partnership represented by the purchased Interests. You or any other recipient of such payments will be taxed to the extent of any gain recognized in connection with such sale. In general, and subject to the recapture rules of Code Section 751 discussed below, if you tender you will recognize capital gain or loss at the time your Interests are purchased by us to the extent that the sum of the cash distributed to you plus your share of Partnership liabilities exceeds your adjusted basis in the purchased Interests. Upon the sale of your Interests pursuant to the Offer, you will be deemed to have received money in the form of any cash payments to you and to the extent you are relieved from your proportionate share of Partnership liabilities, if any, to which the Partnership's assets are subject. You will thus be required to recognize gain upon the sale of your Interests if the amount of cash you received, plus the amount you are deemed to have received as a result of being relieved of your proportionate share of Partnership liabilities, if any, exceeds your adjusted basis in the purchased Interests. The income taxes payable upon the sale must be determined by you on the basis of your own particular tax circumstances.

         The adjusted basis of your Interests is calculated by your initial basis and making certain additions and subtractions to your initial basis. Your initial basis is the amount paid for an Interest, which is $1,000 per Interest if you purchased in the initial offering, increased by your share of liabilities, if any, to which the Partnership's assets are subject and by the share of Partnership taxable income, capital gains and other income items allocated to you. Basis is generally reduced by cash distributions, decreases in your share of liabilities and the share of Partnership losses allocated to each Interest.

         If you tender Interests in the Offer you will be allocated a pro rata share of the Partnership's taxable income or loss for 2002 with respect to the Interests sold in accordance with the provisions of the Partnership Agreement concerning transfers of Interests. This allocation will affect your adjusted tax basis in your Interests and, therefore, the amount of your taxable gain or loss upon a sale of Interests pursuant to this Offer.

         In determining the tax consequences of accepting the Offer, our payments for Interests will be deemed to be equal to the $230 cash payment per Interest plus a pro rata share of the Partnership's liabilities (together, the "Selling Price") which as of December 31, 2001 equaled $451.84 per Interest. The taxable gain or loss to be incurred as a consequence of accepting the Offer is determined by subtracting the adjusted basis of the purchased Interest from the Selling Price.

         A taxable gain, if any, on the disposition of Interests must be allocated between ordinary income, unrecaptured Section 1250 gain and long-term capital gain. You will realize long-term capital gain or loss on such sale, if:
(1) you are not a "dealer" in securities; (2) you have held the Interests for longer than twelve months; and (3) the Partnership has no Section 751 assets. To the extent that a portion of the gain realized on the sale of an Interest is attributable to Section 751 assets you will recognize ordinary income, and not a capital gain, upon the sale of the Interest. Section 751 assets consist of "unrealized receivables" and "inventory items of the Partnership which have appreciated substantially in value." For purposes of Code Section 751, certain depreciation deductions claimed by the Partnership (generally, depreciation deductions in excess of straight-line depreciation in the case of real property and all allowable depreciation to date in the case of other property) constitute "unrealized receivables." Thus, the gain, if any, you recognize if you sell Interests will be ordinary income in an amount not to exceed your share of the Partnership's depreciation deductions that are "unrealized receivables." It is unclear whether, for Interests held for twelve months or longer, with respect to real property, the amount of gain attributable to depreciation not taxed as ordinary income is taxed as unrecaptured Section 1250 gain or long-term capital gain. Furthermore, if the Partnership were deemed to be a "dealer" in real estate for federal income tax purposes, the property held by the Partnership might be treated as "inventory items of the Partnership which have appreciated substantially in value" for purposes of Code Section 751, and if you tender Interests you would recognize ordinary income, in an amount equal to your share of the appreciation in value of the Partnership's real estate inventory. The General Partner does not believe it has operated the Partnership's business in a manner as to make the Partnership a "dealer" for tax purposes.

         Ordinary income recognized in 2001 is taxed at a stated maximum rate of 38.6% for federal income tax purposes. In the case of real property, the amount of gain not taxed as ordinary income attributable to depreciation, i.e., unrecaptured Section 1250 gain, is taxed at a maximum rate of 25%. Net capital gains are taxed for federal income tax purposes at a stated maximum rate of 20% for gain from property held longer than 12 months, i.e., long-term capital gain. The tax rates may actually be somewhat higher, depending on the taxpayer's personal exemptions and amount of adjusted gross income. A taxable loss, if any, on the disposition of Interests will be recognized as a capital loss for federal income tax purposes for limited partners who hold their Interests as capital assets.

         Back-up Withholding. To prevent back-up federal income tax withholding equal to 31% of the payments made pursuant to the Offer, each limited partner (except a foreign limited partner) who does not otherwise establish an exemption from such withholding must notify the Partnership of his, her or its correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 to the Partnership. For your convenience, a Substitute Form W-9 is enclosed with this Offer to Purchase. Some limited partners, including corporations, may not be subject to the withholding and reporting requirements.

         SECTION 13. TRANSACTIONS AND ARRANGEMENTS CONCERNING INTERESTS. Based upon the Partnership's and our records and information provided to us by the General Partner and affiliates of us, the Partnership and the General Partner, neither we, the Partnership, General Partner, nor, to the best of our knowledge, any controlling person of the Partnership, the General Partner, or us, has effected any transactions in the Interests during the sixty business days prior to the date hereof except as follows:

         We purchased Interests and also purchased limited partnership interests in limited partnerships affiliated with the Partnership in February and March of 2002. We purchased 86 Interests in February 2002 at a price of $230 per Interest. We purchased 23 Interests at a price of $230 per Interest in March 2002.

         SECTION 14. EXTENSIONS OF TENDER PERIOD; TERMINATIONS; AMENDMENTS. We have the right at any time and from time to time on or before the Expiration Date, to extend the period of time during which the Offer is open by giving each of you written notice of the extension. If there is any extension, all Interests previously tendered and not purchased or withdrawn will remain subject to the Offer and may be purchased by us, except to the extent that such Interests may be withdrawn as set forth in Section 4 of this Offer to Purchase.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time. We have the right: (i) to terminate the Offer and not to purchase or pay for any Interests not previously purchased or paid for upon the occurrence of any of the conditions specified in
Section 6 of this Offer to Purchase by giving you written notice of the termination and making a public announcement of the termination; or (ii) at any time and from time to time before the Expiration Date, to amend the Offer in any respect. If the Offer is oversubscribed, we have the right to purchase additional Interests. If we amend the Offer by increasing or decreasing the number of Interests we are offering to purchase by more than 2% of the outstanding Interests, or increasing or decreasing the Purchase Price, and the notice of the amendment is published or sent to limited partners within ten business days of the Expiration Date, we will extend the Offer. The extension will ensure that the Offer is open for at least ten business days from the date the change is published or sent to limited partners.

         We will promptly send notice of any extension, termination, delay in payment or amendment to you. Extensions, delays in payment or amendments may be followed by public announcements, which in the case of an extension will be issued no later than 9:00 a.m. Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, including Rule 13e-4(e)(2) under the Exchange Act, we have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a release to the Dow Jones News Service.

         SECTION 15. FEES AND EXPENSES. We may pay a fee to "soliciting dealers" in connection with the Offer. "Soliciting dealers" will include the following entities: brokers or dealers who are members of any national securities exchange or of the National Association of Securities Dealers, or banks or trust companies, if they have customers who hold Interests. If we pay a fee to soliciting dealers we expect to pay a flat fee, in an amount which has not yet been determined, for each customer of a soliciting dealer who holds Interests. The total amount of any soliciting dealers' fees paid in connection with the Offer will be apportioned among us based on the number of Interests purchased by each of us, as described in Section 9, "Source and Amount of Funds."

         If we pay a soliciting dealers' fee, in consideration for the fee soliciting dealers will forward the Offer and accompanying materials to limited partners who are customers of theirs, and make telephone calls to limited partners regarding the Offer. Soliciting dealers would not be required to make any recommendation to limited partners regarding whether they should tender or refrain from tendering Interests in the Offer. Any soliciting dealer fee would not be payable to dealers with regard to any Interests beneficially owned by the dealer, or if the soliciting dealer is required to transfer any amount of the fee to a limited partner. No soliciting dealer will be considered an agent of ours for purposes of the Offer. Whether or not we pay a soliciting dealer's fee, we will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred in forwarding the Offer to their customers.

         We will bear the costs of printing and mailing the offering materials to the limited partners. Officers and directors of NTS Capital Corporation, the corporate general partner of the General Partner, or employees of entities affiliated with us or the General Partner may solicit limited partners to tender their Interests in the Offer by telephone, facsimile or in person. None of these individuals will receive additional compensation for making solicitations, but we may reimburse them for out-of-pocket expenses associated with the solicitations.

         SECTION 16. ADDRESS; MISCELLANEOUS.

         Address. All executed copies of the Letter of Transmittal, Substitute Form W-9 and the Certificate(s) of Ownership for the Interests being tendered (or the Affidavit) must be sent via mail or overnight courier service to the address set forth below. Manually signed facsimile copies of the Letter of Transmittal will not be accepted. The Letter of Transmittal, Substitute Form W-9 and Certificate(s) of Ownership for the Interests being tendered (or the Affidavit) should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee as follows:

                  By Mail, Hand Delivery or Overnight Mail/Express:
                  NTS Investor Services
                  c/o Gemisys
                  7103 S. Revere Parkway
                  Englewood, CO 80112

         Any questions, requests for assistance, or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents relating to this Offer also may be directed to NTS Investor Services c/o Gemisys at the above-listed address or at (800) 387-7454 or by facsimile at (303) 705-6171.

         Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, limited partners residing in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant to the Offer would not be in compliance with the laws of that jurisdiction. We reserve the right to exclude limited partners in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe such exclusion is permissible under applicable laws and regulations, provided that we make a good faith effort to comply with any state law deemed applicable to the Offer.

         We have filed a Tender Offer Statement under section 14(d)(1) of the Exchange Act on Schedule TO with the Securities and Exchange Commission which includes information relating to the Offer summarized herein. Copies of this statement may be obtained from us by contacting NTS Investor Services c/o Gemisys at the address and phone number set forth in this Section 16 of this Offer to Purchase or from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains the statement and reports electronically filed by the Partnership with the Commission.

May 10, 2002                        ORIG, LLC

                                   APPENDIX A
                              ORIG'S BALANCE SHEETS

         The following are the unaudited balance sheets of ORIG. The balance sheets contain certain financial information for the years ended December 31, 2001 and December 31, 2000.

                                    ORIG, LLC
                                    ---------

                                 BALANCE SHEETS
                                 --------------

                                   (UNAUDITED)

                                                        As of                As of
                                                  December 31, 2001    December 31, 2000
                                                  -----------------    -----------------

ASSETS
Cash and equivalents                                  $    10,434          $     8,583
Investments                                            12,082,896            7,361,960
Other assets                                              668,924              382,162
                                                      -----------          -----------

         TOTAL ASSETS                                 $12,762,254          $ 7,752,705
                                                      ===========          ===========

LIABILITIES AND EQUITY
Notes payable                                         $ 9,724,408          $ 4,483,997

Accrued liabilities                                        60,875               23,889
                                                      -----------          -----------

         TOTAL LIABILITIES                              9,785,283            4,507,886

COMMITMENTS AND CONTINGENCIES (Note 6 )

EQUITY                                                  2,976,971            3,244,819
                                                      -----------          -----------

TOTAL LIABILITIES AND EQUITY                          $12,762,254          $ 7,752,705
                                                      ===========          ===========


The accompanying notes are an integral part of this balance sheet.

                                   ORIG, LLC
                            NOTES TO BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000


NOTE 1- SIGNIFICANT ACCOUNTING POLICIES

A) INVESTMENT ACCOUNTING

The balance sheets include the accounts of all wholly-owned entities. Intercompany transactions and balances have been eliminated. The terms "we," "us" or "our," as the context requires, may refer to ORIG, LLC or its interests in its investments. We have accounted for our investments by the equity method of accounting. Other assets include the acquisition costs of our investments, primarily attorneys' and accountants' fees.

B) ORGANIZATION

ORIG, LLC is a limited liability company organized under the laws of the state of Kentucky in 1999. We are in the business of investing in the entities that own commercial and residential real estate property. Our three members are J.D. Nichols, Barbara Nichols and Brian F. Lavin.

C) INVESTMENTS

We owned the following investments at December 31, 2001:

- NTS Properties III - a real estate limited partnership, 3,784 Interests, representing 30.09%.

- NTS Properties IV - a real estate limited partnership, 8,896 Interests, representing 36.89%.

- NTS-Properties V - a real estate limited partnership, 10,103 Interests, representing 33.10%.

- NTS-Properties VI - a real estate limited partnership, 15,189 Interests, representing 39.05%.

- NTS-Properties VII - a real estate limited partnership, 166,053 Interests, representing 30.07%.

- NTS-Properties Plus - a real estate limited partnership, 290,369 Interests, representing 45.11%.

-        NTS Mortgage Income Fund - a corporation, 74,687 Shares, representing
         2.34%.


D) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

E) RECLASSIFICATIONS OF 2000 FINANCIAL STATEMENTS

Certain reclassifications have been made to the December 31, 2000 financial statements to conform with December 31, 2001 classifications.

F) RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective for financial statements issued for fiscal years beginning after December 15, 2001. We will subject our financial statements to the standards of SFAS No. 144 when applicable.

NOTE 2 - CONCENTRATIONS

We own investments in entities that own and operate, either wholly or through a joint venture, residential and commercial properties in Kentucky (Louisville and Lexington), Georgia (Atlanta), Indiana (Indianapolis), Virginia (Spotsylvania), and Florida (Ft. Lauderdale and Orlando). Substantially all of the commercial property's tenants are local businesses or are businesses which have operations in the Louisville area.

Our financial instruments that are exposed to concentrations of credit risk consist of cash and equivalents. We maintain our cash accounts primarily with banks located in Kentucky. The total cash balances are insured by the FDIC up to $100,000 per bank account. We may at times, in certain accounts, have deposits in excess of $100,000.

NOTE 3 - TENDER OFFERS

During the past two years, we have participated in joint tender offers with limited partnerships affiliated with us to purchase the limited partnership interests of those partnerships. The following table sets forth the results of these tender offers.

                                                                                      Limited
                                                                                    Partnership         Limited
                                                                                     Interests        Partnership
                                                    Price                           Purchased by       Interests
                                                     Per       Total Interests      the Subject      Purchased by
Purchase Date              Subject Partnership     Interest       Purchased         Partnership          ORIG
-------------              -------------------     --------       ---------         -----------          ----
December 20, 2000          NTS-Properties III        $250           1,094                100                994

October 12, 2001           NTS-Properties III        $300(1)        1,311                100              1,211

December 22, 2000          NTS-Properties IV         $230(2)        3,092                100              2,992

                                                                                      Limited
                                                                                    Partnership         Limited
                                                                                     Interests        Partnership
                                                    Price                           Purchased by       Interests
                                                     Per       Total Interests      the Subject      Purchased by
Purchase Date              Subject Partnership     Interest       Purchased         Partnership          ORIG
-------------              -------------------     --------       ---------         -----------          ----

December 22, 2000          NTS-Properties V          $230           2,710                100              2,610

August 15, 2000            NTS-Properties VI         $380           3,685                100              3,585

October 31, 2001           NTS-Properties VI         $380           5,566                100              5,466

August 15, 2000            NTS-Properties VII          $6          39,220              2,500             36,720

October 12, 2001           NTS-Properties VII          $6          76,447              1,000             75,447

(1) The original offering price was $250 per interest which was increased to $285 per interest on July 23, 2001 and was increased to $300 per interest on August 17, 2001.
(2) The original offering price was $205 per interest which was increased to $230 per interest on December 1, 2000.

In addition to the above joint tender offers: (i) on April 30, 2001 we purchased 211,214.25 interests from limited partners of NTS-Properties Plus, Ltd. for $1.30 per interest pursuant to an offer to purchase interests, (ii) on December 13, 2001 we purchased 2,163 limited partnership interests in NTS-Properties IV for $230 per interest pursuant to an offer to purchase interests, and (iii) on December 13, 2001 we purchased 2,369 limited partnership interests in NTS-Properties V for $230 per interest pursuant to an offer to purchase interests.

NOTE 4 - NOTES PAYABLE

Notes payable as of December 31 consist of the following:

                                                              2001                 2000
                                                              ----                 ----
Note payable to a bank, bearing interest at Prime
+0.25%, which was 5.00% at December 31, 2001, due
August 31, 2005, secured by certain partnership
Interests and personally guaranteed by J.D. Nichols
and Brian F. Lavin.                                         2,000,000            2,000,000

Note payable to a bank, bearing interest at Prime
+0.50%, which was 5.25% at December 31, 2001, due
August 31, 2005, secured by certain partnership
Interests and personally guaranteed by J.D. Nichols
and Brian F. Lavin.                                          2,000,000            2,000,000

Note payable to a bank, bearing interest at Prime
+1.00%, which was 5.75% at December 31, 2001, due
August 31, 2005, secured by certain partnership
Interests and personally guaranteed by J.D. Nichols
and Brian F. Lavin.                                         2,000,000              483,997

Note payable to a bank, bearing interest at Prime
+1.25%, which was 6.00% at December 31, 2001, due
August 31, 2005, secured by certain partnership
Interests and personally guaranteed by J.D. Nichols
and Brian F. Lavin.                                         3,724,408                   --
                                                            ---------            ---------

                                                              2001                 2000
                                                              ----                 ----
                                                       $    9,724,408       $    4,483,997
                                                            =========            =========

The notes payable require monthly interest payments.

Scheduled maturities of debt are as follows:

 For the Years Ended December 31,          Amount

               2002                    $     --

               2003                          --

               2004                          --

               2005                       9,724,480

               2006                          --

            Thereafter                       --

                                       $  9,724,480

NOTE 5 - RELATED PARTY TRANSACTIONS

Distributions, Returns of Capital and Capital Contributions. On March 27, 2002, Mr. Nichols received a total of $504,593 in distributions from various private partnerships affiliated with us. On the same date he used these funds to pay loans from the NTS Financial Partnership. Mr. Lavin received distributions of $681,019 from various private partnerships affiliated with us. NTS Capital Corporation received distributions totaling $139,704 from various private partnerships affiliated with us. On this date, Brian Lavin used these funds to pay off loans made to him from NTS Financial Partnership. In addition to the above distributions, entities and individuals affiliated with us received distributions totaling $1,324,984 on March 27, 2002 from various private partnerships affiliated with us.

On September 27, 2001, Mr. Nichols and an affiliate received a total of $525,000 in distributions from a limited liability company affiliated with us. On this same date, he used $250,000 of these funds to make a capital contribution in the NTS Financial Partnership and $175,000 to repay loans from NTS Financial Partnership. Also on September 27, 2001, Mr. Lavin received a distribution of $175,000.

In the past two years, Mr. Nichols has received returns of capital totaling $3,719,940 consisting of $112,500 of undistributed profits of affiliates of NTS Financial and $3,607,440 from NTS Financial. Of this $3,719,940, $1,844,155 was used to pay taxes, $1,166,456 was used to make capital contributions to us to purchase interests in the Partnership, to purchase limited partnership interests in partnerships affiliated with us and to pay third-party obligations, and $709,329 was used for other purposes. During the past two years Mr. Nichols made capital contributions to NTS Financial totaling $3,750,115, consisting of $1,044,355 of personal funds and $2,705,760 of distributions from


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private affiliates of NTS Financial. The $2,705,760 in capital contributions is included in the $11,720,760 of capital contributions made by Mr. Nichols to various private entities affiliated with us described in the previous paragraph. During the past two years Mr. Nichols made capital contributions to us totaling $1,166,456 and received returns of capital from us totaling $265,000.

In the past two years, Mr. Lavin has borrowed money from NTS Financial totaling $783,018. Of this $783,018, $292,077 was used to pay taxes and $406,870 was used to make capital contributions to ORIG. Mr. Lavin has made capital contributions to us totaling $561,798, consisting of $225,000 of his personal funds and $406,870 in funds borrowed from NTS Financial. Mr. Lavin also received a return of capital from us totaling $70,073 which he used to repay the loans from NTS Financial. As of April 2002, Mr. Lavin has repaid all of the loans from NTS Financial.

PERSONAL GUARANTIES

Since January 1, 1998, Mr. Nichols has personally guaranteed various loans made to various publicly and privately-held affiliates of ours. As of the date of this information statement, Mr. Nichols had outstanding personal guaranties totaling approximately $28,698,000. Mr. Nichols has guaranteed the payment of approximately $215,000 of notes payable of NTS Corporation and approximately $17,700,000 of loans of various affiliates. Mr. Nichols also guaranteed, as an indemnitor, that the conditions of certain surety bonds will be met. The outstanding commitments of the surety bonds totaled $3,283,000 at December 31, 2000. Under the loan agreement described in this information statement, as amended by the modification agreement entered into on August 1, 2001, between us and the Bank of Louisville, Mr. Nichols and Mr. Lavin are jointly and severally liable for the prompt payment of all principal obligations, the performance of all other obligations and undertakings by us relating to the Loan Agreement, as amended, and the payment of all interest and costs of collection. However, Mr. Nichols' maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal is $7,500,000 and Mr. Lavin's maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal is $2,500,000. We have, however, recently received a commitment from the Bank of Louisville to increase this line of credit from $10,000,000 to $13,500,000 pursuant to the 2002 Loan Agreement. When the 2002 Loan Agreement is executed Mr. Nichols' maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal will increase from $7,500,000 to $10,125,000 and Mr. Lavin's maximum personal liability under his Guaranty Agreement with respect to the guaranteed principal will increase from $2,500,000 to $3,375,000.

In addition to the guaranties described above, on March 31, 1989 NTS Guaranty Corporation, owned 100% by Mr. Nichols and an affiliate of us, guaranteed obligations of NTS Mortgage Income Fund, which is also an affiliate of ours. On September 20, 1988, Mr. Nichols issued a $10,000,000 demand note to NTS Guaranty Corporation, which may be used to satisfy the guaranty. The obligations of NTS Guaranty Corporation under the guaranty are expressly limited to the assets of NTS Guaranty Corporation, its ability to draw upon the $10,000,000 demand note and Mr. Nichols' ability to answer a demand under the note.


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NOTE 6 - COMMITMENTS AND CONTINGENCIES

On December 12, 2001, three individuals filed an action in the Superior Court of the State of California for the County of Contra Costa against us; the General Partner; the general partners of four other public partnerships affiliated with us, Ocean Ridge and the General Partner; and several individuals and entities affiliated with us, Ocean Ridge and the General Partner, including J.D. Nichols and Brian F. Lavin. The action, which is now pending in the United States District Court for the Northern District of California, purports to bring claims on behalf of a class of limited partners based on, among other things, tender offers made by the public partnerships and us. The plaintiffs allege, among other things, that the prices at which we offered to purchase interests in these tender offers were too low. The plaintiffs are seeking monetary damages and equitable relief, including an order directing the disposition of the properties of the public limited partnerships and the distribution of the proceeds from the sale of the properties to the limited partners of the public limited partnerships. We and the other defendants believe that this action is without merit, and intend to vigorously defend it. No amounts have been accrued as a liability for this action in our financial statements at December 31, 2001.

We do not believe there is any other litigation threatened against us other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by insurance, none of which is expected to have a material effect on our consolidated financial position or results of operations except as discussed herein. However, due to the recent event on September 11, 2001 affecting the insurance industry, we are unable to determine at what price we will be able to renew our insurance coverage when the current policies expire in September 2002, or if the coverage available will be adequate.



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